UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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3854 American Way, Suite A

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

e-mail: investor@amedisys.com

April 25, 2018

Dear Fellow Stockholder:

You are cordially invited to our 2018 Annual Meeting of Stockholders on Wednesday, June 6, 2018 at 1:00 p.m., Central Daylight Saving Time, at our executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203. We look forward to updating you on new developments at Amedisys.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules again this year. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of the Annual Meeting and our costs associated with the physical printing and mailing of proxy materials.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) Internet, (ii) telephone, or (iii) mail in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Amedisys is a leading health care at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. We partner with 3,000 hospitals, and 59,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. With more than 17,900 employees, in 421 care centers in 34 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 369,000 patients in need every year.

I look forward to sharing our strategic plans for 2018 with you during our Annual Meeting.

Sincerely,

Paul B. Kusserow
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 6, 2018
Time:	1:00 p.m., Central Daylight Saving Time
Place:	Amedisys, Inc. Executive Office 209 10th Ave. S., Suite 512 Nashville, Tennessee 37203

Proposals:

1.	To elect the nine director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2019 Annual Meeting of the Company’s stockholders or upon his or her successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

3.	To re-approve the material terms of the performance goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes.

4.	To approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan.

5.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote).

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of paper copies of our Proxy Statement and 2017 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, our 2017 Annual Report and proxy card.

Who can vote:	Stockholders of record at the close of business on April 12, 2018 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided, if you requested printed copies of the proxy materials. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival at the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

Donald A. Washburn Non-Executive Chairman of the Board of Directors

April 25, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2018:

The Notice of Internet Availability of Proxy Materials, Notice of Meeting, Proxy Statement and 2017 Annual Report to Stockholders are available free of charge at www.proxyvote.com

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT AND THE ANNUAL MEETING	1

EXECUTIVE OFFICERS	8

PROPOSAL 1—ELECTION OF DIRECTORS	10

CORPORATE GOVERNANCE	16

CODE OF ETHICAL BUSINESS CONDUCT	22

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES	23

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	24

REPORT OF THE AUDIT COMMITTEE	25

FEES PAID TO AUDITORS	26

STOCK OWNERSHIP	27

PROPOSAL 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(M) PURPOSES	30

PROPOSAL 4—APPROVAL OF THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN	33

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2017	43

PROPOSAL 5—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)	44

COMPENSATION DISCUSSION AND ANALYSIS	46

REPORT OF THE COMPENSATION COMMITTEE	62

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	62

2017 SUMMARY COMPENSATION TABLE	63

2017 GRANTS OF PLAN-BASED AWARDS	64

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END	67

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS	68

2017 OPTION EXERCISES AND STOCK VESTED	70

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	71

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	75

DIRECTOR COMPENSATION	77

CERTAIN TRANSACTIONS	78

OTHER MATTERS	78

APPENDIX A	A-1

APPENDIX B	B-1

(i)

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 6, 2018

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:	This document is the Proxy Statement of Amedisys, Inc. that is being made available to stockholders on the Internet, or sent to stockholders upon request, in connection with our Annual Meeting of stockholders to be held on Wednesday, June 6, 2018 at 1:00 p.m. Central Daylight Saving Time at our executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203 (the “Meeting”). A proxy card is also being furnished with this document, if you requested printed copies of the proxy materials.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the SEC, the Company will use the Internet as the primary means of furnishing proxy materials to stockholders again this year. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the complete proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 12, 2018, the record date for the Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing the Notice on or about April 25, 2018.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 12, 2018, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 34,057,895 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 12, 2018 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are five proposals to be considered and voted on at the Meeting:

(1)	To elect the nine director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) or upon his or her successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2018;

(3)	To re-approve the material terms of the performance goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes;

(4)	To approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan; and

(5)	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say on pay” vote).

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the nine director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:	In regards to the vote on the election of the nine director nominees identified in this Proxy Statement to serve until the 2019 Annual Meeting or upon his or her successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote in favor of specific director nominees; or

•	vote to withhold authority to vote for all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the nine directors receiving the highest number of “FOR” votes will be elected as directors. The Company’s Corporate Governance Guidelines, however, provide that a director candidate must tender his or her resignation if he or she receives a greater number of “withhold” votes than “for” votes. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors on whether to accept or reject the resignation or whether other action should be taken. For additional information, please see the discussion beginning on page 20 of this Proxy Statement.

Q:	What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2018. For additional information, please see the discussion beginning on page 24 of this Proxy Statement.

Q:	What are my choices when voting on the proposal to re-approve the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, and what vote is needed to approve the proposal?

A:	In regards to the proposal to re-approve the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal. For additional information, please see the discussion beginning on page 30 of this Proxy Statement.

Q:	What are my choices when voting on the proposal to approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan?

A:	In regards to the proposal to approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal. For additional information, please see the discussion beginning on page 33 of this Proxy Statement.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say on pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 44 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nine nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2018;

•	“FOR” the proposal to re-approve the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes;

•	“FOR” the proposal to approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan; and

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say on pay”).

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2017 Annual Report to Stockholders is available for download free of charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important Company information. Important information, including press releases, investor presentations and financial information regarding our Company is routinely posted on and accessible on the Investors subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investors subpage of our website.

In addition, we make available on the Investors subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board of Directors are also available on the Investors subpage of our website (under the link “Corporate Governance”).

Information from this website is not incorporated by reference into this Proxy Statement.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock outstanding as of the Record Date is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2018 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors, (ii) the re-approval of the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, (iii) the approval of the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan and (iv) the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say on pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on (i) the election of directors, (ii) the re-approval of the material terms of the performance goals under the Company’s 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, (iii) the approval of the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan and (iv) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”), without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:	You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018, (ii) the proposal to re-approve the material terms of the performance goals under our 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes, (iii) the proposal to approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, and (iv) the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”). Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:	How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?

A:	Our Board of Directors has named Paul B. Kusserow, our President and Chief Executive Officer, and Scott G. Ginn, our Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE TELEPHONE OR INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018; “FOR” THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(M) PURPOSES; “FOR” THE PROPOSAL TO APPROVE THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN; AND “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY ON PAY”).

Q:	How do I vote?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. If you are a record holder, the Notice is being sent to you directly by Broadridge Financial Solutions, Inc. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials or (iii) marking, signing and returning your proxy card promptly, if you requested printed copies of the proxy materials, so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:	You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who is soliciting my vote?

A:	In this Proxy Statement, our Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and non-officer employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investors” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this Proxy Statement or the Meeting, please contact Jennifer Guckert, our Vice President, Associate General Counsel and Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What if I have more than one account?

A:	Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the Meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the Meeting will be available at our executive office on June 6, 2018, where the Meeting will be located, and will be accessible for ten days prior to the Meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers as of April 25, 2018:

Name	Age	Title
Christopher T. Gerard	51	Chief Operating Officer
Scott G. Ginn	49	Chief Financial Officer
David L. Kemmerly	55	General Counsel
Paul B. Kusserow	56	President and Chief Executive Officer
Michael P. North	53	Chief Information Officer
David B. Pearce	57	Chief Compliance Officer
Lawrence R. Pernosky	64	Chief Human Resources Officer
Susan Sender	56	Chief Clinical Officer

Christopher T. Gerard is our Chief Operating Officer (since January 3, 2017). He previously served as President for the South Central Region of Kindred at Home, a division of Kindred Healthcare, Inc., a healthcare services company, from 2015 to 2016. Prior to his role as Regional President, Mr. Gerard was the Chief Operating Officer at Kindred at Home from 2014 to 2015. Mr. Gerard joined Kindred in 2012 as Regional Vice President when Kindred acquired IntegraCare Holdings, Inc., a home health, hospice and community care agency based in Grapevine, Texas. Mr. Gerard was an original founder of IntegraCare in 1998 and served as its President and Chief Executive Officer from 2007 to 2012.

Scott G. Ginn is our Chief Financial Officer (since October 2017). He previously served as Chief Accounting Officer from February 2017 to October 2017, Senior Vice President of Finance and Accounting from October 2015 to February 2017 and Senior Vice President of Accounting and Controller from April 2007 to October 2015. Prior to joining the Company, he was a Director at Postlethwaite & Netterville, a professional accounting corporation. Mr. Ginn is a Certified Public Accountant.

David L. Kemmerly is our General Counsel (since October 31, 2015). He previously served as Interim General Counsel from March 30, 2015 to October 30, 2015. Mr. Kemmerly has over 26 years of experience in governmental affairs, with more than 18 years specializing in health care law and public policy. From September 2013 to March 2015, he served as Special Counsel at Adams and Reese LLP, a multidisciplinary law firm where he represented diverse health care interests before the state legislature and state agencies. Prior to Adams and Reese, Mr. Kemmerly served as Director of State Public Affairs of Humana, Inc. for six years where he was responsible for legislative and regulatory affairs and outcomes in all 50 states. In this role, he developed and led implementation of successful state legislative and regulatory strategies that helped protect the business interests of one of the nation’s largest health insurers with over 13 million medical enrollees. Mr. Kemmerly has extensive experience in state and national government relations, including serving as Associate Director of the Department of Government Affairs for the Louisiana State Medical Society where he lobbied state legislators, state regulatory agencies, and the U.S. Congress on issues impacting physicians and the practice of medicine. He also served as an attorney for the Louisiana State Senate, political consultant for DLK Consulting Group, and on the staffs of a Governor and member of Congress.

Paul B. Kusserow is our President and Chief Executive Officer (since December 2014) and has been a member of our Board of Directors since joining our Company in December 2014. Additional information regarding Mr. Kusserow is provided below under “Proposal 1—Election of Directors—Nominees.”

Michael P. North is our Chief Information Officer (since November 3, 2016) and previously served as our Senior Vice President of Operations (from May 11, 2015 to November 3, 2016). Mr. North, a seasoned IT executive, recently led Amedisys’ successful conversion to the Homecare Homebase platform. Before Amedisys, he served as the Director of Corporate Development Integrations for Humana from May 2006 to May 2015. His senior level responsibilities included all IT and operational integrations for acquisitions. Prior to that, North served as the Director of IT Support with Kindred Healthcare from October 1999 to May 2006.

David B. Pearce is our Chief Compliance Officer (since July 5, 2016). Mr. Pearce applies his expertise to manage and oversee the ethics and compliance programs at Amedisys. He is responsible for developing and supervising policies, procedures and practices designed to promote ethical behavior and compliance with federal and state healthcare laws and regulations. He also identifies and assesses any compliance vulnerability and risk within the organization. Prior to joining Amedisys, Mr. Pearce served as Senior Vice President and Chief Counsel for Kindred’s (KND) at Home division, a $2.5 billion home health, hospice and community care services business with approximately 700 locations and 42,000 employees nationwide, from July 2014 to June 2016. Previously, Mr. Pearce was General Counsel and Chief Compliance Officer for Extendicare Health Services, Inc. (TSE: EXE) from September 2010 to July 2013. Mr. Pearce served as Vice President and Chief Counsel for Kindred Healthcare’s Health Services Division from October 1999 to August 2010. He has also performed in general counsel, compliance, and legal roles for organizations such as Vencor (the predecessor to Kindred) (from December 1998 to October 1999), law firm Sturgill, Turner, Barker and Moloney in Lexington, Kentucky (from June 1994 to December 1998), and Atlanta, Georgia-based law firm Arnall Golden and Gregory (from July 2013 to July 2014). He began his legal career as a Staff Judge Advocate for the United States Navy, where he also served as general counsel for two high-ranking officers. Mr. Pearce received his Bachelor of Science degree from the University of Kentucky and earned his Juris Doctor from Northern Kentucky University.

Lawrence R. Pernosky is our Chief Human Resources Officer (since April 21, 2015) and has over 30 years of experience leading human capital strategies to drive superior business outcomes. His expertise spans the health care, consumer goods manufacturing, petrochemical engineering, energy services, and media and entertainment industries. From August 2011 to April 2015, Mr. Pernosky served as Vice President of Human Capital Consulting for Humana, Inc., where he held various positions since 2004 and was instrumental in driving key human resources operational efficiencies for the leading health and well-being company. Working in close partnership with the Chief Operating Officer’s executive team, he was accountable for the coordination and cross-organizational collaboration of the HR Business Leadership team, Organizational Design and Change Practice, Company Policy and Practice, HR Due Diligence in Mergers and Acquisitions and Associate Relations. During his 11 years at Humana, he also led Organizational Design, HR M&A, Policy, Change Management and Associate Communications. Mr. Pernosky’s experience runs the gamut from Fortune 200 companies with global responsibilities to small, entrepreneurial start-up companies, including significant international experience. He has also held positions at Big Idea Productions, Inc., Halliburton Corporation, and Whirlpool Corporation.

Susan Sender, RN, BSN, CHCE, is our Chief Clinical Officer (since August 29, 2016). Ms. Sender oversees clinical practice and quality, sets and maintains clinical operations standards and develops and implements clinical programs and clinical education. She is also responsible for every aspect of patient care and quality outcomes and support clinicians across the organization. Ms. Sender has over 30 years of experience and expertise in the provision of healthcare at home. Prior to joining Amedisys, she served as Senior Vice President and Chief Clinical Officer at Kindred at Home, a division of Kindred Healthcare, Inc., a healthcare services company, from July 2013 to July 2016, overseeing more than 35,000 nurses, therapists, social workers and aides across 40 states. She was responsible for clinical program development, policy development, quality and performance improvement, regulatory compliance, clinical analytics, and clinical education. From May 2008 to June 2013, Ms. Sender held Chief Clinical Officer and Vice President of Pediatric Operations positions for Loving Care Agency, a regional provider of home health services in New Jersey. Her experience in clinical management also encompasses 23 years at Gentiva, the last seven as Vice President and Chief Nursing Executive. She specializes in improving quality, clinical practice, developing policy, reducing unnecessary hospitalizations, and in the clinical aspects of Mergers and Acquisitions. She has served on national advisory boards and panels for the U.S. Centers for Medicare &Medicaid Services (CMS) and The National Quality Forum. She holds a BSN from Adelphi University in Garden City, New York.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors shall not be less than three nor more than 15 persons, the exact number thereof to be determined from time to time by resolution of our Board of Directors. Our Board of Directors by resolution has set the number of directors at nine. The Board has nominated the nine persons named below for election at the Meeting.

All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at the Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Nominating and Corporate Governance Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be appointed by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appear below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
Linda J. Hall, PhD	69	2013
Julie D. Klapstein	63	2016
Paul B. Kusserow	56	2014
Richard A. Lechleiter	59	2016
Jake L. Netterville	80	1997
Bruce D. Perkins	64	2015
Jeffrey A. Rideout, MD	56	2016
Donald A. Washburn	73	2004
Nathaniel M. Zilkha	42	2014

Linda J. Hall, PhD. Ms. Hall is the Entrepreneur-in-Residence at the Carlson School of Business at the University of Minnesota since 2008. Previously, Ms. Hall served as the Chief Executive Officer of MinuteClinic (which was sold to CVS Pharmacy in 2006), the Chief Executive Officer of Accurate Home Care (a home healthcare company serving chronically ill pediatric patients) and as an interim executive at UnitedHealth Group, leading their corporate social responsibility initiative for AARP. In addition, Ms. Hall’s past management experience includes serving as President of Ceridian Performance Partners and Vice President of Honeywell’s Worldwide Consumer Business Group. Ms. Hall’s past public sector board experience includes membership on the board of the 9th District Federal Reserve Bank, serving as its Chair for the last two years of her term. Ms. Hall has substantial public company board experience. She currently serves on the board of directors of Investors Real Estate Trust (NYSE), a diversified real estate investment trust. Ms. Hall is a director of DentaQuest, a Boston-based national $2.1 billion dental benefits administrator, which also operates DentaQuest Care Delivery, the DentaQuest Institute and the DentaQuest Foundation. Previously, she served on the boards of Health Fitness Corporation (NASDAQ), August Technology (NASDAQ) and MTS Systems Corporation (NASDAQ). She is also a member of the boards of directors of Ascension Ventures (strategic healthcare venture fund). She also previously served on the boards of privately held startups, BodyMedia (fitness/health telemonitoring), Laastari/R Clinic. Ltd. (telemedicine and retail health clinics—Sweden and Finland) and PreciouStatus (interface monitoring technology for daycare). Ms. Hall is Chair of the Compliance and Ethics Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Ms. Hall has over 20 years of experience in the healthcare industry, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Ms. Hall has extensive senior management and executive experience both inside and outside of the healthcare industry.

•	Public Company Board Experience—Ms. Hall has outside board experience for over 20 years on multiple public company boards of directors.

Julie D. Klapstein. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, one of the nation’s largest health information networks optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein was the Chief Executive Officer and board member of Availity for 11 years. Ms. Klapstein’s 30+ years of experience in the healthcare information technology industry include executive roles at Phycom, Inc. as Chief Executive Officer, Sunquest Information Systems (EVP); SMS’ Turnkey Systems Division (now Siemens Medical Systems) and GTE Health Systems. She currently serves on the board of directors for Quality Systems, Inc., a firm that provides software and services to medical and dental offices, eSolutions, Inc., specializing, in revenue cycle management solutions, Dominion Diagnostics, LLC, a firm specializing in laboratory services, Bottom Line Systems, a firm specializing in underpayment and denial for hospitalization, and the Grand Canyon Association, the official nonprofit partner of the Grand Canyon National Park. Ms. Klapstein was a past director for two public boards: Annies, Inc. and Standard Register and has been a director for multiple private companies. Ms. Klapstein earned her bachelor’s degree from Portland State University in Portland, Oregon. She is the recipient of multiple awards for top business leadership.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Ms. Klapstein has over 30 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare technology companies.

•	Relevant Executive/Management Experience—Ms. Klapstein has extensive senior management and executive experience in the healthcare industry.

•	Public Company Board Experience—Ms. Klapstein has outside board experience on three public company boards of directors (other than Amedisys).

Paul B. Kusserow. Mr. Kusserow is our President and Chief Executive Officer (since December 2014) and has been a member of our Board of Directors since joining our Company in December 2014. Previously, he was Vice Chairman and President of Alignment Healthcare, Inc., an integrated clinical care company, from June 2014 until December 2014. From December 2013 until June 2014, Mr. Kusserow provided executive advisory services to companies and investors in the healthcare industry. Before that, he served as Senior Vice President, Chief Strategy, Innovations and Corporate Development Officer of Humana, Inc., a healthcare services and benefits company, from February 2009 through December 2013. Prior to joining Humana, Inc., he was Managing Director and Chief Investment Officer of the Ziegler HealthVest Fund, a venture capital fund focused on early to mid-stage investments in healthcare services, healthcare technology and wellness; a co-founder and Managing Director of San Ysidro Capital Partners, L.L.C., an investment advisory and management firm specializing in healthcare services and technology; and Managing Partner of Roaring Mountain, L.L.C., a strategy consulting firm with large clients in healthcare services and technology. Mr. Kusserow began his healthcare career with Tenet Healthcare Corporation, one of the nation’s largest investor-owned healthcare service companies, where he spent seven years, the last four as Senior Vice President, Strategy and Tenet Ventures. He has served on many corporate and advisory boards, and currently serves on the Boards of Directors of Connecture, Inc., New Century Health, Inc., Picwell, Inc., and Matrix Medical Network. He previously served as the Chairman of the Board of Directors of Availity Inc.

Director Qualifications:

•	Extensive Knowledge of our Company’s Business—Mr. Kusserow has served as our President and Chief Executive Officer since December 2014.

•	Extensive Knowledge of the Healthcare Industry—Mr. Kusserow has over 20 years of experience in the healthcare and healthcare technology industries, and has served in executive capacities for multiple healthcare services and benefits companies.

•	Relevant Executive/Management Experience—Prior to joining our Company, Mr. Kusserow had extensive senior management and executive experience in the healthcare industry.

Richard A. Lechleiter. Mr. Lechleiter has been the President of the Catholic Education Foundation of Louisville since 2014. Previously, from 2002 until 2014, he was Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a leading publicly traded national healthcare services company. Prior to joining Kindred Healthcare, Inc., Mr. Lechleiter was Vice President and Chief Accounting Officer of Humana, where he played a key role in the spin-off of Humana’s hospital business and joined the new company, Galen Health Care, Inc., as Chief Accounting Officer. Galen Health Care, Inc., ultimately became a part of Columbia/HCA Healthcare Corp. Mr. Lechleiter has served as a member of the Board of Directors of Stock Yards Bancorp, a public bank holding company, since 2007. In 2016, Mr. Lechleiter joined the Board of Directors of Trilogy Healthcare Services LLC, a privately held healthcare services company based in Louisville, Kentucky. Mr. Lechleiter is a former certified public accountant and earned his undergraduate degree in accounting from Xavier University.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Mr. Lechleiter has over 33 years of experience in the healthcare industry.

•	Relevant Executive/Leadership Experience—Mr. Lechleiter has extensive senior management and executive experience in the healthcare industry.

•	Public Company Board Experience—Mr. Lechleiter has outside board experience with two other companies and serves as Chair of the Executive Compensation Committee for Stock Yards Bancorp and a member of the Audit Committee for both Stock Yards Bancorp and Triology Heathcare Services.

•	High Level of Financial Literacy—Mr. Lechleiter has held executive financial leadership roles at Kindred Healthcare, Humana and Galen Health Care, Inc. He also serves as a member of the Audit Committee of both Stock Yards Bancorp and Trilogy Healthcare Services. Until his retirement from Kindred he was a certified public accountant for 35 years.

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and is currently the Chairman, Emeritus, of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for over 19 years.

•	High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 50 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman, Emeritus.

Bruce D. Perkins. Mr. Perkins, the Strategic Executive for MCCI Group Holdings, L.L.C. (“MCCI”), a physician services company based in Miami, Florida (“MCCI Group”), serves on the boards of three private healthcare companies and is the managing member of the healthcare consulting firm, Perkins, Smith, and Associates. In addition to his MCCI responsibilities, Mr. Perkins serves as a strategic advisor and executive coach for ChenMed, a Florida based MSO, a senior advisor for the Marwood Group, and a senior advisor for US Imaging. He also serves on the Advisory Board of the University of Louisville College of Business and previously served as: chairman of the board of MCCI Group Holdings; a board member of Humana Health Plan of Puerto Rico; treasurer of the American Association of PPOs (AAPPO). Immediately prior to his January 1, 2015, employment with MCCI, Mr. Perkins retired from Humana, Inc. (“Humana”) after a thirty-eight year career, most recently as President of Humana’s Healthcare Services Segment which included the company’s pharmacy business, home care business, behavioral health business, physician businesses, and all clinical and provider network functions. Prior to his role as President of Healthcare Services, Mr. Perkins served as Regional Vice President and Divisional President for Humana health plans across multiple markets, and prior to the spin-off Humana’s hospital business, Mr. Perkins held multiple leadership positions including Divisional Vice President and hospital CEO, COO, and CFO.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Mr. Perkins has over 40 years of experience in the healthcare industry.

•

Relevant Executive/Leadership Experience—Mr. Perkins served as the President of Humana’s Healthcare Services Segment which had annual revenue of $21 billion. Mr. Perkins served as Regional Vice President and Divisional President for Humana health plans across multiple markets, and prior to the spin-off Humana’s hospital business, Mr. Perkins held multiple leadership positions including Divisional Vice President and hospital CEO, COO, and CFO. In each of these positions, he had full accountability for all aspects of the businesses.

•	Relevant Governance Experience—Mr. Perkins serves on the board of three private healthcare companies, Advanced Dermatology and Cosmetic Surgery, Remedi Senior Care and Legacy Hospital Partners. Mr. Perkins served as chairman of the board of MCCI Group Holdings, served on the board of Humana Health Plan of Puerto Rico, and served as treasurer of the AAPPO.

Jeffrey A. Rideout, MD. Dr. Rideout is President and Chief Executive Officer of the Integrated Healthcare Association, a California statewide multi-stakeholder leadership group that promotes quality improvement, accountability and affordability of health care. He joined Integrated Healthcare Association in May of 2015. Dr. Rideout has also served as a Senior Advisor to GE Healthcare Ventures since March 2014, focusing on new business development related to Digital Health and Digital Therapeutics, including assessing and accelerating new early stage solutions and companies. Dr. Rideout holds academic appointments with Stanford University (since January 2014) and University of California Berkeley Haas School of Business (since January 2008, and previously from January 2002 to January 2004), teaching on topics related to healthcare technology, services and investment. Previously, from June 2013 until June 2015, Dr. Rideout served as the Senior Medical Advisor for Covered California, the state based insurance exchange for California, and was responsible for quality and network management and all physician and hospital relations. From July 2009 until June 2013, Dr. Rideout was Senior Vice President, Chief Medical Officer for The TriZetto Group, leading strategy around development and delivery of a comprehensive suite of products and services that enable payers, providers and employers improve the cost and quality of care for consumers. Dr. Rideout also served as the global leader of the healthcare division for Cisco Systems Internet Business Solutions Group, and Cisco’s Chief Medical Officer. While at Cisco, Dr. Rideout also served as a member of the American Health Information Community (AHIC’s) Chronic Care Workgroup for the US Department of Health and Human Services. Dr. Rideout was at Cisco from April 2004 to August 2007. Prior to Cisco, Dr. Rideout was President and CEO of Blue Shield of California Foundation, Chief Medical Officer and SVP for Blue Shield of California and head of Quality Management for Blue Cross of California/WellPoint. Dr. Rideout currently serves on the board of directors of MatrixCare, a provider of technology solutions for skilled nursing and senior living providers, life plan communities (CCRCs), and home health organizations. Dr. Rideout is currently board chair for Contra Costa Interfaith Housing, which provides permanent housing to low income families in Contra Costa County, California. He is also a 14 year board member and volunteer for Medical Teams International, an international medical relief organization based in Portland, Oregon. Dr. Rideout completed his residency training in internal medicine at University of California, San Francisco and is a Fellow of the American College of Physicians. He received his medical degree from Harvard Medical School and his undergraduate degree from Stanford University. He also holds a master’s degree in Philosophy, Politics, and Economics from Oxford University where he studied as a Rhodes Scholar.

Director Qualifications:

•	Extensive Knowledge of the Healthcare Industry—Dr. Rideout has over 28 years of experience in the healthcare industry.

•	Relevant Executive/Leadership Experience—Dr. Rideout has extensive senior management and executive experience in the healthcare industry.

•	Relevant Governance Experience—Dr. Rideout is the current President and Chief Executive Officer of the Integrated Healthcare Association and previously held executive roles at The TriZetto Group, Cisco Blue Shield of California Foundation and Blue Shield of California.

Donald A. Washburn. Mr. Washburn, a private investor for over 19 years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He has also served on multiple private company boards. He also is a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn has served as the Non-Executive Chairman of our Board of Directors since August 31, 2014. From February 20, 2014 to August 31, 2014, Mr. Washburn served as

Non-Executive Co-Chairman of our Board of Directors. From November 2011 until his appointment as Non-Executive Co-Chairman of our Board of Directors, he served as our independent Lead Director.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over 13 years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive/Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, worldwide business enterprises.

•	Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans over 30 years as a senior executive, investor and member of the boards of directors of large and small public and private corporations.

Nathaniel M. Zilkha. Mr. Zilkha is a Member of KKR Management LLC, which is the general partner of KKR & Co. L.P. (together with its affiliates, “KKR”). Mr. Zilkha joined KKR in 2007 and serves as the Co-Head of KKR Credit, KKR’s global credit investing business. KKR Credit invests in special situations, private credit and leveraged credit, primarily through private funds, separate accounts and CLO’s. He is also the co-portfolio manager of the KKR Special Situations funds, which he has managed since their inception in 2009. He is a member of the Private Credit Investment Committee, Special Situations Investment Committee, Credit Portfolio Management Committee and the firm-wide Investing and Distribution Committee. Mr. Zilkha also spent time as a member of KKR’s Private Equity Team in KKR’s Menlo Park office. Prior to joining KKR, Mr. Zilkha was a member of the Principal Investment Area of Goldman, Sachs & Co., where he invested in private equity and principal debt transactions. At KKR, he was formerly on the boards of Harden Healthcare, Oriental Brewery, QMH, Winoa, Hilding Anders and Jazz Pharmaceuticals. Mr. Zilkha graduated cum laude from Princeton University.

Director Qualifications:

•	Public Company Board Experience—Mr. Zilkha has outside board experience for over seven years on multiple public company boards of directors.

•	Extensive Knowledge of the Healthcare Industry—As a board member of other healthcare companies and through his employment experience analyzing investments in the healthcare sector, Mr. Zilkha has gained expertise regarding the healthcare industry.

•	Financial Literacy and Finance Experience—As a Member of KKR and as a board member of KKR portfolio companies, Mr. Zilkha brings to the Board significant financial literacy and experience in financing matters, including expertise in structuring complex financial transactions.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors is currently comprised of Mr. Kusserow (our President and Chief Executive Officer) and eight independent directors. Each director serves a one-year term and is subject to annual election. Donald A. Washburn has served as the non-executive Chairman of our Board since August 31, 2014.

Our Board believes it is appropriate to continue to separate the positions of Chairman and Chief Executive Officer because this leadership structure enhances our Board’s ability to ensure that the appropriate level of independent oversight is applied to all management decisions. It also permits our President and Chief Executive Officer to focus on Company operations.

At this time, the Company does not plan to combine the roles of the Chairman and Chief Executive Officer positions. If the roles are combined in the future, our Board will once again identify an independent Lead Director, as required by our Bylaws and Corporate Governance Guidelines. Specifically, pursuant to the Corporate Governance Guidelines, whenever there is no independent Chairman of the Board, our Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

As non-executive Chairman of the Board, Mr. Washburn fulfills the responsibilities of an independent Lead Director, as outlined in our Bylaws and Corporate Governance Guidelines, specifically: enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. Our Chairman of the Board is directly responsible for Board management, in particular by chairing Board meetings, providing input on the agendas for Board and committee meetings; evaluating the membership and chairs for Board committees and the effectiveness of the committees; and ensuring that the independent directors meet regularly without management present to discuss the effectiveness of our President and Chief Executive Officer, the effectiveness of the Board and the committees of the Board, and matters relating to succession planning and strategic planning. Finally, our non-executive Chairman of the Board also serves as a key liaison between management and the independent directors.

We believe the Chairs of our five independent Board committees (Ms. Hall: Compliance and Ethics Committee; Mr. Zilkha: Compensation Committee; Mr. Netterville: Audit Committee; Mr. Perkins: Quality of Care Committee; and Mr. Lechleiter: Nominating and Corporate Governance Committee) have made valuable contributions to our Company in these roles, which are vital to our Board leadership structure. Each Committee Chair meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chief Executive Officer. Ms. Hall, Ms. Klapstein, Dr. Rideout and Messrs. Lechleiter, Netterville, Perkins and Zilkha also regularly communicate with Mr. Washburn, in his role as non-executive Chairman of the Board, regarding Board and Committee functions.

Stockholder Engagement

As part of our investor relations program, we regularly communicate with our stockholders and actively engage with them throughout the year. We solicit feedback from our stockholders with respect to corporate governance issues, our executive compensation policies and practices, regulatory developments and business strategy. Specifically, throughout, 2017, we met with over 100 actively-managed investors at conferences like the J.P. Morgan Healthcare Conference, Bank of America / Merrill Lynch Healthcare Conference, Jefferies Healthcare Conference and the Oppenheimer Healthcare Conference as well as analyst-hosted non-deal road shows to discuss progress on our strategic initiatives including: quality, turnover reduction, operation efficiencies and growth, and financial performance.

We seek to be responsive to our stockholders regarding their input and concerns. As a result of our stockholder engagement, over the past year, we have:

•	Adopted share ownership requirements for our executive officers. Specifically, each of our executive officers must own Company shares with a fair market value equal to at least two times his or her base salary. Each executive officer is required to retain at least half of the net after-tax shares received upon vesting or exercise of his or her equity awards until the holding requirement is met. Prior to 2017, our share ownership requirements applied only to our Chief Executive Officer and non-employee directors.

•	Adopted an “overboarding” policy with respect to director service on outside boards, pursuant to which a non-executive director may not serve on more than five boards of public companies (or private, not-for-profit or service organization boards that are deemed by our Board of Directors to be equivalent), including service on our Board of Directors. A director who serves as an executive officer of the Company may not serve on more than three boards of public companies (or private, not-for-profit or service organization boards that are deemed by our Board of Directors to be equivalent), including service on our Board of Directors.

•	Continued to apply our recently adopted executive compensation philosophy, which places emphasis on a market competitive base salary, lower than market bonus and higher than market performance based equity compensation. In order to further align our executives with stockholders, we have provided our new leaders (as of their starting date) with an upfront grant intended to reward them for a number of years.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately in separate executive sessions with representatives from the Company’s independent registered public accounting firm (without any members of Company management present) and the Company’s Senior Vice President—Audit (without other members of Company management present). The Company’s Senior Vice President—Audit manages the Company’s Internal Audit and Enterprise Risk Management functions and has been employed by the Company since September 2016. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” The Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002. Finally, the Audit Committee reviews and receives regular briefings concerning the Company’s information security and technology risks (including cybersecurity), including discussions of the company’s information security and risk management programs. The Company’s Chief Privacy Officer and Information Security Officer leads our cybersecurity risk management program, which is overseen by the Audit Committee.

In addition, the Compliance and Ethics Committee of the Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer, who has been employed by the Company since July 2016. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices. As part of its risk oversight duties, the members of the Compliance and Ethics Committee meet regularly with the Chief Compliance Officer privately in executive session (without other members of Company management present), and it is expected that the Chief Compliance Officer maintains an open line of communication with both the Compliance and Ethics Committee and the full Board.

Further, the Company’s Chief Clinical Officer reports in person to the Board’s Quality of Care Committee on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s legal department reports in person to the Audit Committee on at least a quarterly basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each October focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Compensation Risk Assessment

Our management believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of our Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

We based the above conclusions on the following: for the annual long-term (equity-based) compensation programs in place in 2017 for our (i) executive officers and (ii) corporate and field (non-executive) management, awards were subject to time-based vesting conditions, and the performance targets for the performance-based awards were linked to overall corporate performance (adjusted EBITDA target). For the annual short-term (cash bonus) compensation programs in place for our (i) executive officers and (ii) corporate and field senior (non-executive) management in place in 2017, performance targets were linked to overall corporate performance (adjusted EBITDA target), quality of patient care and individual performance goals, which were focused on the Company’s achievement its retention / turnover goal of 22.0% or less voluntary turnover of all Company employees. For the annual short-term (cash bonus) compensation programs in place for our care center-level employees, performance targets were linked to multiple performance measures, with reasonable caps and appropriate controls to establish targets and validate actual performance against the targets before payouts were made.

Further, our Chief Human Resources Officer and/or company internal counsel, as appropriate, report to the full Board on at least a quarterly basis on matters relating to employee compensation.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are set forth in its charter, a copy of which appears on the “Investors” subpage of our website, (www.amedisys.com) under the link “Corporate Governance.” The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is currently comprised of Jake L. Netterville (Chairman) and Messrs. Lechleiter, Washburn and Zilkha. Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Mr. Netterville qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant. In addition, our Board of Directors has determined that Messrs. Lechleiter, Washburn and Zilkha are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock, restricted stock, restricted stock units and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants to advise the Compensation Committee with respect to executive officer and director compensation. It also provides assistance to our Board of Directors in the annual evaluation of our Chief Executive Officer. The Compensation Committee is currently comprised of Nathaniel M. Zilkha (Chairman), Ms. Klapstein and Messrs. Netterville and Washburn. Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Compensation Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and executive officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Richard A. Lechleiter (Chairman) and each of our other independent directors (Messrs. Netterville, Perkins, Washburn and Zilkha, Dr. Rideout, Ms. Hall and Ms. Klapstein). A copy of the Nominating and Corporate Governance Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Quality of Care Committee

The Quality of Care Committee is comprised of Bruce D. Perkins (Chairman), Ms. Hall, Ms. Klapstein and Dr. Rideout. The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Compliance and Ethics Committee

The Compliance and Ethics Committee was formed in October 2013 and is comprised of Linda J. Hall, PhD (Chair), Dr. Rideout and Messrs. Lechleiter and Perkins. Mr. Perkins has been deemed to have significant familiarity and experience with Medicare compliance due to his over 40 years of executive and senior management-level employment experience in the healthcare industry. The dual purposes of the Compliance and Ethics Committee are to (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the compliance by the Company with all legal requirements to which it is subject, including specifically all federal and state health care laws and regulations to which it is subject, all fraud and abuse laws and all applicable Medicare program requirements, (b) the design, implementation and execution of the Company’s Compliance and Ethics Program, (c) the activities of the Chief Compliance Officer and the operation of the Company’s Compliance Department, and (d) matters relating to the

Company’s Corporate Compliance Plan and Code of Ethical Business Conduct; and (ii) assist the Board and Company management in establishing an appropriate “tone at the top” and promoting a strong “culture of compliance” throughout the Company, while also recognizing that other Board committees assist the Board in fulfilling its oversight responsibilities relating to various areas of legal and regulatory compliance. A copy of the Compliance and Ethics Committee’s charter appears on the “Investors” subpage of our website (www.amedisys.com), under the link “Corporate Governance.”

Board and Committee Meetings—2017

Our Board of Directors held five in-person and 17 telephonic meetings in 2017. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2017, the Audit Committee held five in-person meetings; the Compensation Committee held six in-person meetings and two telephonic meetings; the Nominating and Corporate Governance Committee held five in-person meetings and one telephonic meeting; the Quality of Care Committee held five in-person meetings; and the Compliance and Ethics Committee held five in-person meetings and one telephonic meeting. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he or she served during 2017. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. Washburn currently presides over these executive sessions as non-executive Chairman of the Board.

Plurality Plus Resignation Policy

The Company’s Corporate Governance Guidelines contain a plurality plus resignation policy for directors in uncontested elections. Pursuant to the policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee will act to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote.

The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors and information they deem relevant in deciding whether to accept a director’s resignation, including, without limitation:

•	any reasons given by stockholders for their withhold votes from such director;

•	any alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the Board of Directors; and

•	the overall composition of the Board of Directors and the composition of its committees, including whether accepting the resignation would cause the Company to fail to meet any applicable standards of the SEC or the NASDAQ Global Select Market.

The Company will disclose publicly the Board of Directors’ decision on whether to accept the director’s resignation and an explanation of the process by which the decision was made and, if applicable, the reasons for not accepting the director’s resignation, in a Current Report on Form 8-K filed with the SEC. Full details of the policy are set forth in our Corporate Governance Guidelines, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines, stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Nominating and Corporate Governance Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s résumé or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration. Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Mr. Kusserow are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Kusserow is not considered independent because he is an executive officer of the Company.

Stockholders who wish to communicate with our Board of Directors, our non-executive Chairman of the Board (or, if applicable, our Lead Director) or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, our non-executive Chairman of the Board (or, if applicable, Lead Director) or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, our non-executive Chairman of the Board (or, if applicable, our Lead Director) or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance—Stockholder Recommendation of Nominees,” above.

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. Paul B. Kusserow attended our 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) in person, and directors Linda J. Hall, PhD, Jake L. Netterville, Jeffrey A. Rideout, MD, and Donald A. Washburn and attended our 2017 Annual Meeting via teleconference. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

Compensation Consultant Independence and Conflicts of Interest Assessment

The Compensation Committee engaged the services of Pearl Meyer (“Pearl Meyer”) as its independent advisor on matters of executive officer and director compensation (“Executive Compensation Matters”) through July 2017 and beginning July 2017, engaged Pay Governance (“Pay Governance,” and together with Pearl Meyer, the “Consultants”) as its independent advisor on Executive Compensation Matters. Each of the Consultants reported directly to the Committee and provided no other services to the Company or any of its affiliates. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest existed between (i) the Company and Pearl Meyer (or any individuals working on the Company’s account on Pearl Meyer’s behalf) or (ii) the Company and Pay Governance (or any individuals working on the Company’s account on Pay Governance’s behalf). In reaching such determinations, the Company considered the following enumerated factors, all of which were attested to or affirmed by each of Pearl Meyer and Pay Governance:

(1)	During fiscal 2017, neither Pearl Meyer nor Pay Governance provided any services to or received any fees from the Company other than in connection with the Executive Compensation Matters;

(2)	The amount of fees paid or payable by the Company to Pearl Meyer and Pay Governance in respect of the Executive Compensation Matters represented (or are reasonably certain to represent) less than 1% of Pearl Meyer’s total revenue and Pay Governance’s total revenue;

(3)	Pearl Meyer and Pay Governance each have in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

(4)	There are no business or personal relationships between Pearl Meyer and any member of the Compensation Committee other than in respect of (i) the Executive Compensation Matters, or (ii) work performed by Pearl Meyer for any other company, board of directors or compensation Committee for whom such committee member also serves as an independent director;

(5)	There are no business or personal relationships between Pay Governance and any member of the Compensation Committee other than in respect of (i) the Executive Compensation Matters, or (ii) work performed by Pay Governance for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

(6)	Neither Pearl Meyer, Pay Governance nor any of their respective consultants working on the Amedisys engagement owns any stock of the Company; and

(7)	There are no business or personal relationships between Pearl Meyer or Pay Governance and any executive officer of the Company other than in respect of the Executive Compensation Matters.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, executive officers and employees. The Code of Ethical Business Conduct is available on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.” The purpose of the Code of Ethical Business Conduct is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Corporate Governance Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.”

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Richard A. Lechleiter (Chairman)

Linda J. Hall, PhD

Julie D. Klapstein

Jake L. Netterville

Bruce D. Perkins

Jeffrey A. Rideout, MD

Donald A. Washburn

Nathaniel M. Zilkha

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2017, as well as written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2017, with the exception of the following late reports in 2017:

Name	Form Type	Transaction Date	Filing Date
Christopher T. Gerard	4	1/20/2017	1/27/2017
Michael P. North	4	1/20/2017	1/27/2017
Gary D. Willis	4	1/20/2017	1/27/2017

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2018. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

The Audit Committee is currently comprised of four directors, all of whom are independent as determined in accordance with the listing standards of The NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit, who leads our Internal Audit Department.

The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

In connection with recommending that our audited financial statements be included in our 2017 Annual Report, the members of the Audit Committee took the following steps:

•	The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•	The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•	The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2017 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Principal Executive Officer and Principal Financial Officer Certifications concerning the Company’s 2017 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2017 Annual Report.

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Richard A. Lechleiter

Donald A. Washburn

Nathaniel M. Zilkha

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2017 and 2016.

AUDIT FEES

	2017		2016
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	$1,204,179	75.2%	$1,413,919	60.3%
Tax fees	$134,903	8.4%	$96,000	4.2%
Audit-related fees	$30,400	1.9%	$31,000	1.3%
All other fees	$231,136	14.5%	$802,500	34.2%

Total fees	$1,600,618	100.0%	$2,343,419	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. Audit-related fees relate to the 401(k) audit. Tax fees include tax compliance and limited tax consulting services. All other fees relate to due diligence, accounting research software and Medicare cost reporting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Audit Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Audit Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 12, 2018, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors, director nominees, and Named Executive Officers during 2017 (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iii) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors (Including 2018 Director Nominees)” is c/o Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, LA 70816.

Name	Shares Beneficially Owned	Percent of Class(1)
5% Stockholders
BlackRock, Inc.(2)	5,075,804	14.9%
KKR Asset Management LLC and Affiliated Entities(3)	4,836,608	14.2%
The Vanguard Group, Inc.(4)	2,702,158	7.9%
American Century Investment Management, Inc., American Century Companies, Inc., and Stowers Institute for Medical Research(5)	1,787,136	5.2%

Named Executive Officers and Directors (Including 2018 Director Nominees)
Linda J. Hall, PhD(6) (2018 Director Nominee)	24,402	*
Julie D. Klapstein(6) (2018 Director Nominee)	5,333	*
Richard A. Lechleiter(6) (2018 Director Nominee)	5,333	*
Jake L. Netterville(6) (2018 Director Nominee)	79,893	*
Bruce D. Perkins(6) (2018 Director Nominee)	17,725	*
Jeffrey A. Rideout, MD(6) (2018 Director Nominee)	5,333	*
Donald A. Washburn(6) (2018 Director Nominee)	71,791	*
Nathaniel M. Zilkha(6) (2018 Director Nominee)	16,490	*
Paul B. Kusserow(7) (Named Executive Officer and 2018 Director Nominee)	484,210	1.4%
Scott G. Ginn(8) (Named Executive Officer)	31,399	*
Gary D. Willis(9) (Named Executive Officer)	0	*
Ronald A. LaBorde(10) (Named Executive Officer)	12,246	*
Christopher T. Gerard(11) (Named Executive Officer)	12,025	*
Michael P. North(12) (Named Executive Officer)	39,869	*
Lawrence R. Pernosky(13) (Named Executive Officer)	34,732	*
All Executive Officers and Directors as a Group (16 Persons**)	879,062	2.6%

(*)	Less than one percent
(**)	Excluding Messrs. LaBorde and Willis, who are no longer executive officers
(1)	Based on 34,057,895 shares of common stock outstanding on April 12, 2018, plus shares that can be acquired through the exercise of options or warrants or conversion of restricted stock units within 60 days thereafter by the specified individual or group.
(2)	This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc., a parent holding company, on January 19, 2018, reporting beneficial ownership as of December 31, 2017. BlackRock, Inc. reported it has sole voting power over 5,020,218 of the shares and sole dispositive power over 5,075,804 of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)

This disclosure is based on a Schedule 13D filed with the SEC on March 27, 2014 reporting beneficial ownership as of March 26, 2014 by the KKR Reporting Persons (as defined below). The “KKR Reporting Persons” consist of: (i) Spruce Investors Limited, a Cayman Islands limited company (“Spruce Investors”); (ii) Spruce Holdings Limited, a Cayman Islands limited company (“Spruce Holdings”); (iii) KKR Special Situations (Offshore) Fund L.P., a Cayman Islands limited partnership (“Offshore LP”); (iv) KKR Special Situations (Domestic) Fund L.P., a Cayman Islands limited partnership (“Domestic LP”); (v) KKR Special Situations (Domestic) Limited, a Cayman Islands limited company (“Domestic Limited”); (vi) KKR Special Situations (Offshore) Limited, a Cayman Islands limited company (“Offshore Limited”); (vii) KKR Fund Holdings L.P., a

Cayman Islands limited partnership (“KKR Fund Holdings”); (viii) KKR Fund Holdings GP Limited, a Cayman Islands limited company (“KKR Fund Holdings GP”); (ix) KAM Fund Advisors LLC, a Delaware limited liability company (“KAM Fund Advisors”); (x) KKR Asset Management LLC, a Delaware limited liability company (“KAM”); (xi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts & Co.”); (xii) KKR Management Holdings L.P., a Delaware limited partnership (“KKR Management Holdings”); (xiii) KKR Management Holdings Corp., a Delaware corporation (“KKR Management Holdings Corp.”); (xiv) KKR Group Holdings L.P., a Cayman Islands limited partnership (“KKR Group Holdings”); (xv) KKR Group Limited, a Cayman Islands limited company (“KKR Group”); (xvi) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xvii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xviii) Henry R. Kravis, a United States citizen; and (xix) George R. Roberts, a United States citizen.

It was reported that as investment advisor to a number of client accounts, KAM may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) 4,836,608 shares of Company common stock (the “Total Reported Shares”). It was also reported that Spruce Investors has directly acquired, and may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) 2,896,046 shares of Company common stock (which, for the avoidance of doubt, are included in the Total Reported Shares). It was also reported that as an investment advisor to Spruce Investors and one other client, KAM Fund Advisors, a direct wholly-owned subsidiary of KAM, may be deemed to have the power to vote or direct the vote of (and the power to dispose or direct the disposition of) a total of 2,899,055 shares of Company common stock (which, for the avoidance of doubt, are included in the Total Reported Shares). Each of Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KAM), Spruce Holdings and Domestic LP (as the holders of all of the outstanding equity interests of Spruce Investors), Offshore LP (as the holder of all of the outstanding equity interests of Spruce Holdings), Domestic Limited (as the general partner of Domestic LP), Offshore Limited (as the general partner of Offshore LP), KKR Fund Holdings (as the holder of all of the outstanding equity interests of Offshore Limited), KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Management Holdings (as the holder of all of the outstanding equity interests of Domestic Limited and the general partner of Kohlberg Kravis Roberts & Co.), KKR Management Holdings Corp. (as the general partner of KKR Management Holdings), KKR Group Holdings (as the holder of all of the outstanding equity interests in KKR Fund Holdings GP, a general partner of KKR Fund Holdings, and the sole shareholder of KKR Management Holdings Corp.), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.) and Messrs. Kravis and Roberts (as the designated members of KKR Management) may also be deemed to beneficially own some or all of the shares of Company common stock owned by the client accounts and reported on the Schedule 13D, as amended. It was noted that the filing of the Schedule 13D, as amended, shall not be construed as an admission that any of the KKR Reporting Persons is the beneficial owner of any of the Total Reported Shares.

The address of the principal business office of Offshore Limited, Domestic Limited, Kohlberg Kravis Roberts & Co., KKR Management Holdings, KKR Management Holdings Corp., KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., and KKR Management is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of KAM, Spruce Investors, Spruce Holdings, Offshore LP, Domestic LP and KAM Fund Advisors is: c/o KKR Asset Management LLC 555 California Street, 50th Floor, San Francisco, California 94104. The address of the principal business office of Mr. Roberts is: c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(4)	This disclosure is based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 12, 2018, reporting beneficial ownership as of December 31, 2017. The Vanguard Group, Inc., an investment adviser registered under the Investment Advisers Act of 1940, reported that it has sole voting power over 55,429 of the shares, shared voting power over 1,741 of the shares, sole dispositive power over 2,647,044 of the shares, and shared dispositive power over 55,114 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The filing reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,373 shares as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,797 shares as a result of its serving as investment manager of Australian investment offerings.
(5)	This disclosure is based on a Schedule 13G filed jointly by American Century Investment Management, Inc., American Century Companies, Inc., and Stowers Institute for Medical Research (collectively, the “American Century Companies”) with the SEC on February 9, 2018, reporting beneficial ownership as of December 31, 2017. The American Century Companies reported that they have sole voting power over 1,787,136 of the shares and sole dispositive power over 1,787,136 of the shares. The address for the American Century Companies is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. The filing reports that (i) American Century Companies, Inc. (“ACC”) is controlled by the Stowers Institute for Medical Research and (ii) American Century Investment Management, Inc. is a wholly-owned subsidiary of ACC and an investment adviser registered under the Investment Advisers Act of 1940.
(6)	Included in the “Shares Beneficially Owned” column for each of our non-employee directors are 2,394 shares of nonvested stock, 100% of which will vest on June 8, 2018, provided the director remains a non-employee member of the Board through such date.
(7)

Includes (i) 18,750 shares of restricted stock over which Mr. Kusserow has voting but not investment power (which shares will vest on December 16, 2018, assuming Mr. Kusserow remains continuously employed by the Company through such date), (ii) 18,750 shares of performance-based restricted stock over which Mr. Kusserow has voting but not investment power (which shares will vest, if at all, upon the Committee’s certification of the achievement of annual performance goals for fiscal year

2018), and (iii) 375,000 shares that Mr. Kusserow has or will have within 60 days, the right to acquire pursuant to stock options.
(8)	Includes (i) 2,500 time-based restricted stock units that will vest on June 4, 2018, assuming Mr. Ginn remains continuously employed by the Company through such date, (ii) 1,875 performance-based restricted stock units that will vest on June 4, 2018, assuming Mr. Ginn remains continuously employed by the Company through such date, and (iii) 11,250 shares that Mr. Ginn has or will have within 60 days, the right to acquire pursuant to stock options.
(9)	Mr. Willis resigned as the Company’s Chief Financial Officer effective October 5, 2017.
(10)	Mr. LaBorde retired from the Company effective April 2, 2017.
(11)	Includes 7,892 shares that Mr. Gerard has or will have within 60 days, the right to acquire pursuant to stock options.
(12)	Includes (i) 1,875 time-based restricted stock units that will vest on June 4, 2018, assuming Mr. North remains continuously employed by the Company through such date, (ii) 1,875 performance-based restricted stock units that will vest on June 4, 2018, assuming Mr. North remains continuously employed by the Company through such date, and (iii) 30,020 shares that Mr. North has or will have within 60 days, the right to acquire pursuant to stock options.
(13)	Includes (i) 3,750 time-based restricted stock units that will vest on June 4, 2018, assuming Mr. Pernosky remains continuously employed by the Company through such date, (ii) 4,062 performance-based restricted stock units that will vest on June 4, 2018, assuming Mr. Pernosky remains continuously employed by the Company through such date, and (iii) 23,437 shares that Mr. Pernosky has or will have within 60 days, the right to acquire pursuant to stock options.

PROPOSAL 3—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

UNDER THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL

REVENUE CODE SECTION 162(m) PURPOSES

We currently maintain the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”). The 2008 Plan is a comprehensive incentive compensation plan that provides for various stock and option awards and also provides for limited cash awards. The 2008 Plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In order to allow certain awards previously made under the 2008 Plan to continue to qualify as fully tax-deductible “performance-based compensation” under Section 162(m) of the Code, the Board of Directors is asking our stockholders to re-approve the material terms of the performance goals under the 2008 Plan.

With respect to the 2008 Plan, stockholders are being asked only to re-approve the material terms of the performance goals under the 2008 Plan at the Meeting. Stockholders are not being asked to approve any amendment to the 2008 Plan or to approve the 2008 Plan itself. In fact, due in part to changes effected by the Tax Cuts and Jobs Act of 2017, which made numerous provisions of the 2008 Plan obsolete, on March 29, 2018, the Company’s Board of Directors adopted the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan, and recommended that it be submitted to the Company’s stockholders for their approval at the Meeting. See “Proposal 4—Approval of the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan” below.

Background

The 2008 Plan is intended to comply with Code Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount that the Company may deduct in any one taxable year for compensation paid to each of its “covered employees.” For purposes of Section 162(m), the term “covered employee” means the Company’s chief executive officer and each other person whose compensation is required to be disclosed in the Company’s filings with the SEC by reason of that person being among the three highest compensated officers of the Company (other than the Company’s chief executive officer or principal financial officer) as of the end of a taxable year. There is, however, an exception to this limit for compensation earned pursuant to certain performance-based awards under the 2008 Plan. While the performance based exception has been repealed for all taxable years beginning on or after January 1, 2018, as described below, the exception for awards under the 2008 plan appears to be grandfathered even if the award is not vested until after January 1, 2018. One of the requirements of “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our stockholders. In addition, Section 162(m) provides that if we retain the authority to change the targets under a performance goal, then we must, no later than the first stockholders meeting that occurs in the fifth year following the year in which prior stockholder approval was obtained, again disclose the material terms of the performance goals to our stockholders for re-approval. For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal or the formula used to calculate the amount of compensation to be paid. With respect to awards made under the 2008 Plan, each of these aspects is discussed below, and stockholder approval of this proposal is intended to constitute re-approval of each of these aspects of the 2008 Plan for purposes of the re-approval requirements of Section 162(m). Accordingly, the Company is seeking re-approval of the performance goals included in the 2008 Plan in order to preserve the Company’s ability to deduct compensation earned by certain executives pursuant to the performance-based awards made under the 2008 Plan. Stockholder re-approval of the material terms of the performance goals is only one of several requirements under Section 162(m) of the Code that must be satisfied for awards under the 2008 Plan to qualify for the performance-based compensation exemption under Section 162(m), and stockholder re-approval of the material terms of the performance goals does not alone ensure that all compensation paid under the 2008 Plan will qualify as tax-deductible compensation.

If our stockholders do not re-approve the material terms of the performance goals, the only impact on the Company will be that some or all of the value of certain awards made pursuant to the 2008 Plan that are based on the achievement of one or more performance goals may no longer be deductible under the Code as a result of the limitations imposed under Section 162(m).

If the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”) as described in Proposal 4, below, is approved by the stockholders at the Meeting (the “Stockholder Approval Date”), the 2008 Plan will terminate effective on the Stockholder Approval Date and will be replaced with the 2018 Plan. Assuming the 2018 Plan is approved, effective upon the Stockholder Approval Date, the only incentive compensation plan that the Company will utilize to issue awards will be the 2018 Plan.

The performance-based exception under Section 162(m) has been repealed for all taxable years beginning on or after January 1, 2018. Therefore, the 2018 Plan does not contain the Section 162(m) performance-based exception requirements. A description of the 2018 Plan, which is intended merely as a summary of its principal features, is included in Proposal 4 below.

Below is a description of the material terms of the performance goals for performance-based compensation under the 2008 Plan.

Material Terms of the Performance Goals for Performance-Based Compensation under the 2008 Plan

Employees Eligible to Receive Compensation

The following employees are eligible to participate in the 2008 Plan:

•	all of our employees and all employees of our 50% or more owned subsidiaries; and

•	all employees of any 20% or more owned affiliates that our Board designates as a “participating employer.”

The selection of the participants who will receive awards is entirely within the discretion of the Compensation Committee. Compensation Committee members must meet the director independence standards set forth in the listing requirements of the NASDAQ Global Select Market, be “non-employee directors,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, and be “outside directors,” as that term is defined in the regulations promulgated under Section 162(m) of the Code.

Description of the Business Criteria on Which Performance Goals May Be Based

Under the 2008 Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of the Company and its stockholders. Performance goals for awards will be determined by the Compensation Committee and will be designed to support our business strategy and align executives’ interests with stockholder interests.

Awards under the 2008 Plan (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code are subject to performance goals based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion:

•	return on capital, equity, or assets (including economic value created);

•	productivity or operating efficiencies;

•	cost improvements;

•	cash flow;

•	sales revenue growth;

•	net income, earnings per share, or earnings from operations;

•	quality;

•	customer satisfaction;

•	comparable store sales;

•	stock price or total stockholder return;

•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) or EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization and Rent);

•	after tax operating income;

•	book value per share;

•	debt reduction;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; or

•	any combination of the foregoing.

Performance goals may be expressed on an absolute or relative basis, and based on comparisons to internal targets, the past performance of the Company (or a segment thereof), or the past or current performance of other companies. The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” as defined in FASB Accounting Standards Update 2015 - 01, and appearing in the Company’s financial statements or notes thereto appearing in the Company’s Annual Report on Form 10-K, and/or in management’s discussion and analysis appearing in the Company’s annual report to stockholders for the applicable year.

Maximum Amount of Compensation

Compensation attributable to awards (other than cash bonus awards) is based on the value of a share of our common stock at the time the award is treated as compensation. Subject to adjustment for changes in our capital structure, no participant may receive options, stock appreciation rights, stock awards, shares of restricted stock or restricted stock units under the 2008 Plan during any one calendar year that, taken together, relate to more than 500,000 shares.

The maximum amount of any cash bonus award that may be received under the 2008 Plan in any fiscal year to any participant who is a covered employee is $5 million.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(m) PURPOSES.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

PROPOSAL 4—APPROVAL OF THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION

PLAN

On March 29, 2018, our Board of Directors and the Compensation Committee approved, subject to stockholder approval, the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”), and recommends that stockholders approve the 2018 Plan.

The 2018 Plan replaces the Company’s 2008 Plan, which terminates on the date stockholders approve the 2018 Plan (the “Stockholder Approval Date”). Our Board of Directors adopted the 2018 Plan as a replacement, and not in addition, to the 2008 Plan. Accordingly, our Board of Directors believes that the currently issuable awards that will become of no further use due to the 2008 Plan’s replacement should effectively be made available under the 2018 Plan. Under the 2018 Plan, the total number of shares reserved and available for issuance under the 2018 Plan at any time during the term of the 2018 Plan shall be 2,500,000 shares, which includes 1,254,501 shares remaining available for issuance under the 2008 Plan as of the Record Date, plus any shares subject to any currently issued and outstanding awards under the 2008 Plan as of the Record Date and that are forfeited, expire or otherwise terminate without issuance of such shares after the Record Date (but excluding shares of common stock cancelled on settlement of options or SARs in payment of the exercise price thereof or shares of common stock withheld to pay taxes). For additional information relating to the 2008 Plan, see “Proposal No. 3—Re-Approval of the Material Terms of the Performance Goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) Purposes” and the Equity Compensation Plan Table included in this Proxy Statement. Assuming that the 2018 Plan is approved by stockholders, the only equity compensation plan that the Company will utilize will be the 2018 Plan.

Stockholder approval of the 2018 Plan is required under the terms of the 2018 Plan and in accordance with NASDAQ Global Select Market listing standards.

Highlights of Key Corporate Governance Practices and Provisions under the 2018 Plan

We believe that the 2018 Plan promotes the interests of our stockholders and is consistent with principles of good corporate governance. The 2018 Plan includes the following practices and provisions:

•	Administered by an Independent Committee. The 2018 Plan is administered by the Compensation Committee, which is composed entirely of independent directors who meet the SEC and NASDAQ Global Select Market standards for independence.

•	Double-Trigger Vesting on Change in Control. Awards granted under the 2018 Plan will not automatically vest and pay out solely as a result of a change in control of our company if such awards are assumed by the successor in connection with such change in control. Such vesting and pay out of awards granted under the 2018 Plan will only occur if a qualifying termination occurs within one year following a change in control.

•	Strict Share Recycling Provisions. The 2018 Plan prohibits the reuse of shares that are withheld or delivered to satisfy the exercise price of a stock option or to satisfy tax withholding requirements.

•	Granting of Performance Awards. The 2018 Plan allows the Compensation Committee to continue to grant performance-based awards. Our practice has been to award a substantial portion of equity compensation granted to executives in the form of performance based equity.

•	No Discounted Stock Options or Stock Appreciation Rights. All stock option and stock appreciation rights awarded under the 2018 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No Repricing of Stock Options or Stock Appreciation Rights. The 2018 Plan prohibits any repricing of stock options or stock appreciation rights for shares or cash without stockholder approval.

•	Minimum One-Year Vesting. The 2018 Plan limits the number of awards with less than one-year vesting periods to no more than 5% of the total shares authorized for issuance under the 2018 Plan.

•	No Tax Gross Ups. The 2018 Plan does not include any tax gross up provisions.

•	No Reloads. The 2018 Plan does not permit the grant of stock option reloads.

•	No Dividends on Unvested Awards. The 2018 Plan prohibits the payment of dividends on any unvested award.

•	Annual Limit on Director Compensation. The 2018 Plan limits total annual non-employee director pay (including the value of equity awards granted under the 2018 Plan and any cash fees paid to such director) to $500,000 per director.

•	Maintains Certain Features Previously Required for 162(m). Despite the 2017 tax reform elimination of the performance-based compensation exemption from the deductibility limits within Section 162(m), the 2018 Plan maintains an individual annual equity award limit of 750,000 shares and shareholder approval of performance goals.

•	Requires Shareholder Approval of any Material Amendments. Including any amendments resulting in repricing stock options or otherwise increasing the benefits accruing to participants; increasing the number of shares of our common stock issuable under the 2018 Plan; and/or modifying the requirements for eligibility.

Purposes of the 2018 Plan

We believe that equity ownership provides an important link between the interests of long-term stockholders and management-level employees by rewarding the creation of long-term stockholder value. To meet this objective, equity awards are a key component of our compensation program.

In today’s compensation environment, our ability to attract and retain high-quality employees and high-quality independent directors (whom we refer to throughout this section as “non-employee directors”) is critical to our success. In furtherance of this objective, it is essential that we are able to provide equity incentives as a part of our total compensation packages. We believe that incentive compensation grants have been an important part of our successful employee and non-employee director recruiting and retention efforts to date, and we expect such grants will remain a key part of this process in the future.

Determination of the Number of Shares Authorized for Issuance under the 2018 Plan

The Board of Directors and the Compensation Committee considered various factors, including potential burn rate, historical grant practices, aggregate plan cost, potential dilution and equity reserve, in determining the proposed number of shares (2,500,000 shares) authorized for issuance under the 2018 Plan. We estimate, based on historical grant information, that the availability of 2,500,000 shares authorized for issuance under the 2018 Plan, which includes 1,254,501 shares remaining available for issuance under the 2008 Plan as of the Record Date, would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for approximately three years.

Description of the 2018 Plan

Following below is a description of the material terms of the 2018 Plan. This description is qualified in its entirety by the terms of the 2018 Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

The 2018 Plan is a comprehensive incentive compensation plan that provides for various stock and option awards and also provides for limited cash awards. The 2018 Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be performance-based awards. The 2018 Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

2018 Plan Purpose

The primary purpose of the 2018 Plan is to promote the interests of the Company and its stockholders by:

•	attracting and retaining key officers, employees, consultants and directors;

•	motivating such individuals by means of performance-related incentives to achieve long-range performance goals;

•	enabling such individuals to participate in the long-term growth and financial success of the Company;

•	encouraging ownership of stock in the Company by such individuals; and

•	linking their compensation to the long-term interests of the Company and its stockholders.

Shares Available under the 2018 Plan for Equity Grants

Under the 2018 Plan, the total number of shares reserved and available for issuance under the 2018 Plan at any time during the term of the 2018 Plan (including incentive stock options) shall be 2,500,000 shares, which includes 1,254,501 shares remaining available for issuance under the 2008 Plan as of the Record Date.

The number of shares available for issuance under the 2018 Plan will be proportionately adjusted for changes in our capital structure, including any stock dividend, stock split, share combination or recapitalization. In addition, the following categories of shares will be available again for grant under the 2018 Plan:

•	awards issued under the 2018 Plan that, subject to stockholder approval, as applicable, (i) are settled in cash in lieu of common stock, (ii) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares and (iii) are exchanged with the Committee’s permission for awards not involving shares; and

•	awards issued under the Company’s previously-effective equity compensation plan (the 2008 Plan) that (i) are settled in cash in lieu of common stock, or (ii) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares.

The 2018 Plan prohibits the reuse of shares that are withheld or delivered to satisfy the exercise price of a stock option or to satisfy tax withholding requirements.

If our stockholders approve the 2018 Plan at the Meeting, our Board of Directors will terminate the 2008 Plan and cease issuing any awards under the 2008 Plan.

2018 Plan Termination

The 2018 Plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board of Directors or by the committee of our Board of Directors that administers the 2018 Plan.

Administration of the 2018 Plan

The Compensation Committee of our Board, or another committee if designated by our Board, will administer the 2018 Plan. Compensation Committee members must meet the director independence standards set forth in the listing requirements of the NASDAQ Global Select Market, be “non-employee directors,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, and be “outside directors,” as that term is defined in the regulations promulgated under Section 162(m) of the Code. With respect to awards under the 2018 Plan that are issued to non-employee directors, the 2018 Plan is administered by the independent members of the Board of Directors.

The Compensation Committee may, in its discretion, delegate some or all of its authority and duties under the 2018 Plan to our Chief Executive Officer or to our other senior officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to any of our officers who are subject to the reporting requirements of Section 16 of the Exchange Act. We refer to our officers who are subject to the restrictions of Section 162(m) of the Code as “covered employees” throughout this description of the 2018 Plan.

2018 Plan Participants

The following persons are eligible to participate in the 2018 Plan:

•	all of our employees and all employees of our 50% or more owned subsidiaries;

•	all employees of any 20% or more owned affiliates that our Board designates as a “participating employer;”

•	our non-employee directors; and

•	certain consultants to the Company and its subsidiaries and affiliates.

The selection of the participants who will receive awards (other than our non-employee directors), is entirely within the discretion of the Compensation Committee. With respect to awards under the 2018 Plan that are issued to non-employee directors, the selection of participants is entirely within the discretion of the independent members of the Board of Directors, acting as a group. Because persons to whom grants of awards may be made, as well as the number of shares that may be awarded under the 2018 Plan, will be determined from time to time by the Board of Directors or the Committee, we cannot at this time indicate the precise number, name or positions of persons who will receive awards or the number of shares for which awards will be granted. However, there are approximately 285 employees and 8 non-employee directors currently eligible to receive awards under the 2018 Plan. The number of consultants potentially eligible to participate in the 2018 Plan is not currently determinable.

Types of Awards Allowed under the 2018 Plan

The 2018 Plan authorizes the grant of the following types of awards to all eligible participants:

Stock Options. Each option granted under the 2018 Plan entitles the participant to purchase the number of shares of common stock specified at grant at a specified exercise price. Options may be either nonqualified stock options (“NQSOs”) or incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Section 422 of the Code. ISOs may be granted only to eligible employees of the Company or its 50% or more owned subsidiaries. The exercise price of any option must be equal to or greater than the fair market value of a share of common stock on the date the option is granted. In addition, if the option is an ISO that is granted to a ten percent stockholder of the Company, the exercise price may be no less than 110% of the fair market value of a share of common stock on the date such ISO is granted. The term of an option cannot exceed 10 years (or 5 years in the case of an ISO granted to a ten percent stockholder of the Company). A “ten percent stockholder” is a person who owns or is considered to own more than ten percent of the voting power of all classes of stock of the Company or any of its subsidiaries.

An option’s terms and conditions, including the number of shares of common stock to which the option pertains, exercise price, vesting and expiration of the option, are determined by the Compensation Committee and set forth in an award document. These provisions will be determined in the sole discretion of the Compensation Committee and need not be uniform among all options.

Payment for shares of common stock purchased upon exercise of an option must be made in full at the time of the exercise. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, including without limitation, (a) in cash, (b) with shares of common stock or other property (including “cashless exercise” arrangements, so long as they do not in any way conflict with the requirements of law) as allowed by the Compensation Committee, or (c) by a combination of allowable methods.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive the difference between (a) the grant price of the SAR, which will be at least equal to the fair market value of a share of common stock on the date of grant, and (b) the fair market value of a share of common stock on the date of exercise. Upon exercise of an SAR, a participant will be entitled to receive payment in an amount determined by multiplying (i) the difference described in the preceding sentence by (ii) the number of shares of common stock with respect to which the SAR is exercised.

Freestanding and tandem SARs, or any combination, may be granted to participants. A freestanding SAR is an SAR that is granted independently of any option. A tandem SAR is an SAR that is granted in connection with an option, and the exercise of the SAR results in cancellation of the right to purchase a corresponding number of shares of common stock under the related option (and when a share of common stock is purchased under the option, a similar cancellation results under the tandem SAR). Each SAR grant will be set forth in an award document that will specify the exercise price, the term of the SAR and such other provisions as the Compensation Committee determines. The term of an SAR cannot exceed 10 years. The exercise price of a freestanding SAR will equal the fair market value of a share of common stock on the date of grant. The exercise price of a tandem SAR will equal the exercise price of the related stock option.

Stock Awards, Restricted Stock and Restricted Share Units. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock (“Restricted Stock”), or restricted units based on the value of our common stock (“RSUs”). Restricted Stock is a share of common stock granted to a participant that does not become freely transferable until any applicable conditions have been satisfied and any period of restriction has expired. An RSU is a bookkeeping unit, the value of which corresponds to one share of common stock. An RSU does not become payable until any applicable conditions have been satisfied and any period of restriction has expired.

Each grant of Restricted Stock or RSUs will be evidenced by an award document that will specify the period of restriction and other conditions that must be satisfied before the Restricted Stock becomes transferable or the RSUs are paid, the number of shares of common stock (or units tied to the value of a share of common stock) granted, and such other provisions as the Compensation Committee will determine. Restrictions and conditions may include restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals.

Except as otherwise provided in the award document, shares of Restricted Stock will become freely transferable by the participant after the applicable conditions have been satisfied and the applicable period of restriction has expired. RSUs will be paid following the close of the period of restriction provided the applicable conditions are satisfied in the form of cash, shares of common stock, other securities or other property as determined by the Compensation Committee. Restricted Stock or RSUs will be forfeited to the extent that the applicable conditions or restrictions are not satisfied during the period of restriction. Neither Restricted Stock nor RSUs may be transferred for value, encumbered or disposed of (other than pursuant to will or the laws of descent) until the applicable conditions have been satisfied and the applicable period of restriction has expired.

Participants generally will not have the right to vote shares of Restricted Stock or RSUs during the period of restriction and will not be entitled to receive dividends which are declared with respect to our common stock with a record date during the restricted period.

Cash Bonuses. While cash bonuses may, and will, be paid outside the 2018 Plan, the Compensation Committee will determine the persons eligible to receive cash bonuses under the 2018 Plan and the amount, terms and conditions of those cash bonuses. No covered employee will be eligible to receive a cash bonus under the 2018 Plan in excess of $5 million in any calendar year. Also, no covered employee may receive a cash bonus under the 2018 Plan unless the cash bonus constitutes a “performance-based award” as described below.

Performance-Based Awards. A “performance-based award” is any stock option or SAR granted under the 2018 Plan, or any other award granted under the 2018 Plan that the Compensation Committee designates as a performance-based award and that is contingent on the achievement of certain pre-established performance goals. At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee will determine the size of the award to be granted to the participant, the performance period, and the performance goals. At the end of the performance period, the Compensation Committee will determine the degree of achievement of the performance goals, which will determine the payout. No performance-based award will be earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals. The Compensation Committee may set performance goals using any combination of the criteria described below in the section titled “Performance Goals under the 2018 Plan.” The performance goals may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or any of its subsidiaries.

Other Awards. The Compensation Committee may grant any other type of award that is consistent with the 2018 Plan’s purpose.

Non-Employee Director Awards

The Board of Directors may provide that all or a portion of a non-employee director’s annual retainer, meeting fees and/or other awards or compensation be payable (either automatically or at the option of the non-employee directors) in the form of NQSOs, Restricted Stock, RSUs, and other stock-based awards, subject to the limits set forth in the section titled “Award Limits” below. The Board of Directors will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee director’s service as a member of the Board of Directors. Other than with respect to their retainer and other fees, the Board of Directors may also grant to our non-employee directors the same types of awards (other than ISOs) under the 2018 Plan that are granted to other participants, upon such terms as the Board of Directors may determine.

Performance Goals under the 2018 Plan

Under the 2018 Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee determines that such awards are in the best interest of the Company and its stockholders. Performance goals for awards will be determined by the Compensation Committee and will be designed to support our business strategy and align executives’ interests with stockholder interests.

Performance-based awards will be subject to performance goals based on one or more of the following business criteria as applied, in the Compensation Committee’s discretion:

•	return on capital, equity, or assets (including economic value created);

•	productivity or operating efficiencies;

•	cost improvements;

•	cash flow;

•	sales revenue growth;

•	net income, earnings per share, or earnings from operations;

•	quality;

•	customer satisfaction;

•	comparable store sales;

•	stock price or total stockholder return;

•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) or EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization and Rent);

•	after tax operating income;

•	book value per share;

•	debt reduction;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to retention, acquisitions or divestitures; or

•	any combination of the foregoing.

Performance goals may be expressed on an absolute or relative basis, and based on comparisons to internal targets, the past performance of the Company (or a segment thereof), or the past or current performance of other companies. The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acquisitions or divestitures, (vi) extraordinary, unusual or infrequently occurring items as described in the Company’s financial statements or notes thereto appearing in the Company’s Annual Report on Form 10-K, and (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof.

Award Limits

Subject to adjustment for changes in our capital structure, no participant may receive options, SARs, stock awards, Restricted Stock or RSUs under the 2018 Plan during any one calendar year that, taken together, relate to more than 750,000 shares.

“Performance-based awards” are subject to a minimum one-year vesting period. The vesting period for all other awards must be a minimum of one year from the date of grant; provided that up to 5% of the total shares authorized for delivery under the 2018 Plan may be granted as awards that vest within one year after the date of grant.

The maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during the fiscal year, cannot exceed a total value of $500,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

Dividends

The 2018 Plan prohibits the payment of dividends on any unvested award.

Amendments to the 2018 Plan

The Board of Directors or the Compensation Committee may amend the 2018 Plan at any time and from time to time, except that the Board of Directors or the Compensation Committee must obtain stockholder approval to adopt any amendment:

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the 2018 Plan;

•	modifying the requirements for eligibility; or

•	adversely affecting any award previously granted under the 2018 Plan, without the written consent of the affected participant.

The Compensation Committee also must obtain stockholder approval if the Compensation Committee believes stockholder approval is necessary or advisable to:

•	permit awards to be exempt from liability under Section 16(b) of the Exchange Act;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.

Amendments to Outstanding Award Agreements

The Committee may generally amend, modify or terminate any outstanding award, provided that no amendment can:

•	reduce or diminish the value of the award without the participant’s consent;

•	extend the original term of an option or SAR without stockholder approval; or

•	reduce the exercise price of an option or SAR, or cancel an option or SAR in exchange for cash or other awards or stock options or SARs with an exercise price that is less than the exercise price of the cancelled options or SARs, without prior stockholder approval.

Change in Control

In the event of a change in control of the Company (as defined in the 2018 Plan), to the extent (i) the successor entity does not assume the awards or substitute an “alternative award,” or (ii) the participant’s employment with the successor entity is terminated without cause within one year following such change in control:

•	all stock options, SARs and any awards to our non-employee directors will fully vest;

•	all restrictions applicable to any unvested awards will lapse and the awards subject to those restrictions will fully vest; and

•	unless otherwise determined by the Board of Directors or the Compensation Committee in its sole discretion prior to the change in control, the value of all vested awards will be cashed out at the “change in control price” as defined in the 2018 Plan.

This is generally referred to as “double trigger” vesting. Notwithstanding the foregoing, the Board of Directors or the Committee may impose additional conditions in an individual’s award notice regarding the acceleration of awards upon a change of control.

To qualify as an “alternative award,” the new rights to be substituted by the successor entity must (i) be based on shares of common stock traded on an established public securities market, (ii) provide rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the replaced award, (iii) have substantially equivalent economic value, (iv) provide that in the event that the participant’s employment is terminated for death or disability or is terminated without cause within one year following a change of control, all restrictions applicable to any awards will lapse and the awards will fully vest, and (v) not result in adverse tax consequences to the participant under Section 409A of the Code.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•	after a merger or other business combination, sale of assets, tender or exchange offer, or other similar transaction, the majority of our stockholders prior to the transaction are no longer a majority of our stockholders after the transaction; or

•	during any period of 12 consecutive months, our directors at the beginning of the period cease to constitute a majority of the Board of Directors unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of each new director.

Termination of Employment

Options. Unless the award notice provides otherwise, a participant whose employment is terminated for “cause” (as defined in the 2018 Plan), will immediately forfeit the unexercised portion of the option, whether vested or unvested. All outstanding options of a participant whose employment is terminated due to death or disability (as defined in the 2018 Plan), will fully vest. The right to exercise the option will expire one year after death or disability or, if sooner, ten years after the option was granted. For terminations of employment other than death, disability or for “cause,” the participant will forfeit any portion of the option that remains unvested as of the date of termination of employment. The right to exercise any vested options will expire 90 days following termination of employment or, if sooner, ten years after the option was granted.

Other Awards. Awards of performance-based awards, RSUs, SARs, and stock awards that have not become vested under the terms of an award or the 2018 Plan will be forfeited upon the termination of the participant’s employment, except in cases of termination of employment due to death or disability, in which case such awards will become fully vested in accordance with the terms of the 2018 Plan.

Compliance with the Amedisys, Inc. Insider Trading Compliance Policy

Shares received from awards granted under the 2018 Plan are subject to the Amedisys, Inc. Insider Trading Compliance Policy. Prior to selling any shares acquired pursuant to awards granted under the 2018 Plan, participants should ensure that such transactions are permissible under the Insider Trading Compliance Policy and, in particular, that he or she does not possess material, nonpublic information at such time.

Federal Income Tax Consequences of the Awards Granted under the 2018 Plan

The rules concerning the federal income tax consequences with respect to awards made pursuant to the 2018 Plan are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the U.S. federal income tax consequences associated with the awards, based on a good faith interpretation of the current U.S. federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any U.S. federal tax consequences other than income tax consequences and also does not discuss any state, local or non-U.S. tax consequences that may apply. We recommend that 2018 Plan participants consult their own tax advisors as to the tax consequences of their particular situation.

Stock Options. An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of the sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within 2 years after the date of the grant of the ISO and has held the shares for more than 1 year after the date of exercise (the 2-year and 1-year periods are referred to as “holding periods”). The Company is not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies.

If an optionee sells ISO shares before completion of the holding periods, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price of the ISO shares. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, the Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

An optionee does not recognize taxable income upon the grant of a NQSO. Upon the exercise of a NQSO, the optionee recognizes ordinary income to the extent that the fair market value of the shares of common stock received upon exercise of the NQSO on the date of exercise exceeds the exercise price. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the NQSO.

SARs. A participant who exercises an SAR will recognize ordinary income upon the exercise equal to the amount of cash and the fair market value of any shares of common stock received as a result of the exercise. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.

Stock Awards. A participant who receives an award of shares that is not subject to any restriction (vested) at time of grant will recognize taxable income in the year in which the award is granted equal to the fair market value of the shares received. A participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income to the extent and in the first taxable year in which his or her interest in the shares subject to the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of U.S. federal income is equal to the fair market value of the shares less the value of the consideration, if any, paid for the shares. A participant may elect to recognize U.S. federal income at the time of grant of Restricted Stock in an amount equal to the fair market value of the shares subject to the award (less the value of the consideration paid for the shares) on the date the award is granted by filing an election under Code Section 83(b) within thirty days of the date of the award. The Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which the shares become either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture (or in the taxable year of the award if, at that time, the participant had filed a timely election under Section 83(b) of the Code to accelerate recognition of income). Any gain or loss realized by the participant from a later sale of shares of common stock will be reportable by the participant as a long-term or short-term capital gain or loss.

RSUs. In the case of an award of RSUs, the participant will generally recognize ordinary income in an amount equal to any cash and the fair market value of any shares of common stock received on the date of payment. In that taxable year, the Company will receive a U.S. federal income tax deduction in an amount equal to the ordinary income recognized by the participant.

Cash Bonus. A participant who receives a cash bonus award will recognize ordinary income in the year in which the award is paid to the participant equal to the amount of the cash bonus. The Company will be entitled to a tax deduction equal to the amount of the cash paid to the participant in the year the award is paid to the participant.

Officers and Directors. In the case of an officer or director of the Company who is subject to the provisions of Section 16(b) of the Exchange Act, the recognition of income in connection with the receipt of shares of common stock under an award, the sale of which would be restricted by the Exchange Act, will be deferred until the date that the restriction lapses or 6 months from the date the award is granted, whichever is earlier. In addition, the amount of such income will be measured for U.S. federal income tax purposes by the value of the shares of common stock on the earlier of the date the restriction under the Exchange Act lapses or 6 months from the date the award is granted, rather than on the date of receipt. However, such an officer or director may elect to recognize U.S. federal income on the date the shares of common stock are received and to measure the U.S. federal income by the value of the shares on that date by filing an election under Section 83(b) of the Code within thirty days of the date the shares are received.

Section 409A. Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2018 Plan could be subject to Section 409A (for example, RSUs), the 2018 Plan and awards have been drafted to comply with the requirements of Section 409A, where applicable.

Section 162(m). Section 162(m) of the Code limits the deductibility of compensation to certain covered employees. Performance-based compensation is no longer exempt from the calculation of compensation for purposes of Section 162(m).

Plan Benefits

The actual number and terms of awards that will be granted under the 2018 Plan is not presently determinable, as the Compensation Committee determines whether to grant awards and the terms of the awards.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2017

In accordance with SEC requirements, the following table provides information about awards outstanding and shares remaining available under our equity compensation plans (including any individual compensation arrangements) as of December 31, 2017.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	909,730	$33.25	1,248,149
Equity compensation plans not approved by security holders	—	—	—

Total	909,730	$33.25	1,248,149

PROPOSAL 5—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Say on Pay Vote Mechanics

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 46) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Consideration of the 2017 Advisory Vote on Executive Compensation

As discussed further in the CD&A, at our 2017 Annual Meeting, 96.1% of the shares present in person or by proxy and entitled to vote on the matter voted to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as described in our 2017 Proxy Statement.

The Compensation Committee values the feedback of our stockholders and takes into account the outcome of Say on Pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program. Our Board of Directors has adopted a policy of providing for annual advisory (non-binding) votes from stockholders on executive compensation. The next say on pay vote will occur at the 2019 Annual Meeting, and the next required advisory (non-binding) vote on the frequency of say on pay votes occurs at the 2023 Annual Meeting.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Aligns executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

•	Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (ii) no minimum guaranteed cash bonus payments, equity grants (with the exception of equity grants upon hire) or base salary increases and (iii) limited perquisites; and

•	Has certain features that are widely considered “best practices,” including change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double-trigger”), other than with respect to Mr. Kusserow (see “Employment Agreement with Mr. Kusserow” in CD&A below), and do not provide for the payment of any excise tax gross-up amounts (other than for moving expenses).

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by similarly-sized public companies in the industry and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL,

AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table, and the other related tables and disclosures.”

The say on pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Compensation Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Compensation Committee took related to the compensation of our “Named Executive Officers,” which under the SEC’s executive compensation disclosure rules consist of all persons who served as our principal executive officer and our principal financial officer during our last fiscal year and our next three highest-paid executive officers who were serving as executive officers at the end of our last fiscal year.

In 2017, our Named Executive Officers were as follows:

•	Paul B. Kusserow—President and Chief Executive Officer;

•	Scott G. Ginn—Chief Financial Officer effective as of October 5, 2017;

•	Gary D. Willis—Chief Financial Officer from January 3, 2017 to October 5, 2017;

•	Ronald A. LaBorde— Vice Chairman and Chief Financial Officer until January 3, 2017 and Vice Chairman until April 2, 2017;

•	Christopher T. Gerard—Chief Operating Officer effective as of January 3, 2017;

•	Michael P. North—Chief Information Officer; and

•	Lawrence R. Pernosky—Chief Human Resources Officer.

Executive Summary

Business Overview

During 2017, we continued to execute on our strategic areas of focus: Clinical Distinction, Employer of Choice, Operational Efficiency and Driving Growth. In home health, we acquired three home health centers (one each in Illinois, Massachusetts and Texas) and two hospice care centers (one each in Arizona and Massachusetts) from Tenet Healthcare on May 1, 2017 for a total purchase price of $20.5 million. We also continued to expand our personal care segment, as we completed two additional personal care acquisitions and currently operate 14 personal-care care centers in Massachusetts and one personal-care care center in Florida. Other major initiatives in 2017 included:

•	We treated more than 369,000 patients making more than nine million visits across our three segments;

•	Achieved a quality of patient care star rating was 4.22, with 88% of our home health agencies rated four stars or better;

•	Drove company-wide voluntary turnover to below 22%; and

•	Increased productivity for all clinical disciplines with the most impactful change seen in our RN and LPN staff, both improving 2 weighted visits per week or approximately 7%.

2017 Company Performance Highlights

In 2017:

•	Adjusted net service revenue increased $102.9 million to $1,540.2 million compared to $1,437.3 million in 2016, including the following within each of our major business segments:

o	Adjusted home health revenue increased from $1,084.5 million in 2016 to $1,108.3 million in 2017;

o	Hospice revenue increased from $316.8 million in 2016 to $371.0 million in 2017;

o	Personal care revenue increased from $35.9 million in 2016 to $60.9 million in 2017;

•	We achieved adjusted EBITDA* of $142.2 million compared to $109.9 million in 2016 and our 2017 target goal of $140.0 million;

•	We achieved target performance or better on our other two annual incentive performance measures, quality of patient care and individual (retention / turnover) goals (in addition to adjusted EBITDA);

•	We had nine consecutive quarters of quality of patient care STAR score improvement (from the July 2015 release to the January 2018 preview); and

•	Total return to shareholders (defined as appreciation in our stock price) of 24% over the course of 2017 and 82% cumulatively over the three-year period ending December 31, 2017.

* See Appendix B hereto for the reconciliation of non-GAAP financial measures.

Key 2017 Compensation Developments and Pay-for-Performance Highlights in 2017

•	None of our Named Executive Officers received a salary adjustment in 2017, other than Scott Ginn in connection with his appointment as Chief Financial Officer (additional information regarding the base salaries of all of our Named Executive Officers appears under the heading “Base Salaries”).

•	We exceeded our annual short-term incentive target performance goals for 2017. Each Named Executive Officer earned a bonus of 25% of their base salary for 2017, which is 100% of their target annual opportunity.

•	We exceeded our long-term incentive targets performance goal based on 2017 adjusted EBITDA results. Each Named Executive Officer earned vesting tranches of performance based shares of restricted stock and performance based stock options from prior year grants (and, with respect to Messrs. Ginn, Gerard and North, from each of their 2017 equity awards) tied to performance requirements for 2017.

•	We continued our compensation strategy of making multi-year “front-loaded” equity award grants to the Named Executive Officers who joined the Company in 2017. In addition, because of the multi-year “front-loaded” equity awards granted to our Named Executive Officers in previous years, the Compensation Committee did not grant any additional equity awards to our Named Executive Officers during 2017, other than (1) the grant of equity awards to Messrs. Willis, Gerard, North and Ginn in connection with their appointments or promotions, as applicable, and (2) the equity awards granted to Mr. Ginn in July 2017 when he was still serving as our Chief Accounting Officer (additional information on this topic appears under the heading “Pay for Performance—Front-Loaded Equity Awards”).

Executive Leadership Transition

2017 was another year of significant change for the Company. The following executive leadership changes occurred in 2017:

•	On January 3, 2017, Gary Willis began serving as the Company’s Chief Financial Officer. Ronald A. LaBorde, who served as our Vice Chairman and Chief Financial Officer until January 3, 2017 and as our Vice Chairman until April 2, 2017, retired from the Company.

o	On April 19, 2017, in connection with Mr. LaBorde’s retirement, the Compensation Committee approved the pro rata vesting of certain awards granted to Mr. LaBorde pursuant to our 2008 Omnibus Incentive Compensation Plan.

•	Effective October 5, 2017, Gary Willis resigned as the Company’s Chief Financial Officer, and on October 5, 2017, the Board of Directors of the Company appointed Scott G. Ginn, who had been serving as the Company’s Chief Accounting Officer, as the Company’s Chief Financial Officer, effective immediately.

o	Upon Mr. Willis’ resignation from the Company effective October 5, 2017, none of Mr. Willis’ equity awards had vested, and, accordingly, were forfeited.

•	On January 3, 2017, Christopher Gerard began serving as the Company’s Chief Operating Officer, replacing Daniel P. McCoy, who served as Chief Operating Officer of the Company until January 3, 2017.

2017 Compensation Strategy—Incentivize Retention and Pay for Performance

The Company’s compensation philosophy is unique from our competitors. We have strongly aligned our senior executives with our stockholders. While we generally set total compensation levels at the market median, our strategy is to provide our executives with superior stock incentive opportunities. We do this by maintaining below market annual incentive opportunities with above market median stock incentives. In order to further align our executives with stockholders, we have provided our new leaders (as of their starting date) with an upfront grant intended to reward them for a number of years. For example, in connection with his hire, our CEO was provided initial equity awards in December 2014 and March 2015 and has not received new equity awards since that time as these initial awards were intended to provide multiple years of LTI value (because the tables following this CD&A require equity awards to be disclosed based on their grant date used for accounting purposes, some portion of these initial equity awards are reported in the 2017 Summary Compensation Table). We believe this compensation philosophy supports our identified recruitment and retention goals while continuing to emphasize the objective of linking executive compensation to the Company’s financial and operating performance and changes in stockholder value.

The Compensation Committee believes this compensation philosophy works well and is a contributor to the Company’s 147.5% increase in stock price from December 16, 2014, when we hired Mr. Kusserow as our Chief Executive Officer, to April 12, 2018, the record date for the Meeting.

2017 Say on Pay Vote Results

As part of the Compensation Committee’s efforts to ensure that the interests of our Named Executive Officers are aligned with those of our stockholders, the Compensation Committee considers the results of the Company’s prior stockholder advisory votes on executive compensation. Our most recent Say on Pay vote was held in 2017 and yielded an approval by 96.1% of the votes cast. Based on this high level of support and considering the Compensation Committee’s annual review of executive compensation and practices, we did not make significant changes to the overall structure of our compensation program in 2017.

Best Compensation Practices & Policies

We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Do Not Do
✓	Heavy emphasis on variable compensation	X No significant perquisites
✓	Majority of long-term incentive awards are performance based	X No “single-trigger” termination payments upon a change in control (other than for Mr. Kusserow pursuant to his employment agreement)
✓	Stock Ownership Guidelines for executive officers and directors	X No hedging of Company stock
✓	Compensation Committee comprised solely of independent directors	X No pledging of Company stock
✓	Independent compensation consultant	X No multi-year guarantees for salary increases
✓	Regular risk assessments	X No discretionary bonuses
✓	“Double-trigger” termination payments upon a change in control (other than “single-trigger” termination payments for Mr. Kusserow pursuant to his employment agreement)	X No tax gross-ups (other than for moving expenses) on termination payments following a change in control
✓	Conduct annual reviews of share utilization	X No repricing or backdating stock options without stockholder approval

Overview of our Executive Compensation Program

Our executive compensation program consists of:

•	Base salary near the market median;

•	Annual performance-based incentives (cash bonuses) materially below the market median;

•	Long-term incentives that are materially performance based;

•	Severance, as applicable; and

•	Retirement, health and welfare benefits consistent with those provided to all employees.

During the first fiscal quarter of each year, the Compensation Committee (i) establishes the performance measures under our current year cash bonus and long-term (equity-based) incentive compensation plans, as applicable, and (ii) determines whether the performance conditions for recently-completed performance periods have been satisfied. The Compensation Committee reviews executive officer compensation throughout the year to determine whether there are going to be any base salary adjustments for or grants of long-term incentive equity awards to our executive officers.

As mentioned above, 2017 was another year of significant change for our Company, including the addition of several key members of senior leadership. The compensation awarded to the Company’s executive officers who joined the Company in 2017 was structured such that base salaries were competitive to market and annual bonus opportunities materially below market levels, with one-time front-loaded equity grants featuring a mix of time-based and performance-based vesting conditions over four years. The Compensation Committee believed this structure would align the interests of the executive officers with the interests of the Company’s stockholders such that if the Company met or exceeded the annual performance goals, the total annual compensation for each executive officer would exceed median market levels at similarly-sized public companies in the Company’s industry. Because of the unique nature of the equity awards granted to the new executive officers in 2017 and our other Named Executive Officers in prior years and the purpose of such awards, the Compensation Committee does not intend for such executive officers to receive any additional equity grants in the foreseeable future.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or equity, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

•	Stockholder-aligned. Our Named Executive Officers have most of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs and equity grants, the value of which is directly tied to change in share value.

•	Performance-based. Our Named Executive Officers’ annual incentive compensation is linked to the Company’s overall performance.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. These responsibilities include:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers;

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

•	Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Compensation Committee’s responsibilities is set forth in its charter, a copy of which appears on the “Investors” subpage of our website (www.amedisys.com) under the link “Corporate Governance.” Information from this website is not incorporated by reference into this proxy statement.

Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain experts to assist the Compensation Committee in fulfilling its duties. In 2017, the Compensation Committee engaged Pearl Meyer (“Pearl Meyer”) as its compensation consultant through July 2017 and Pay Governance as its compensation consultant beginning July 2017 (“Pay Governance,” and collectively with Pearl Meyer, the “Consultants”). In 2017, Pearl Meyer provided the following consulting services to the Compensation Committee:

•	Assisted the Compensation Committee in determining the performance metrics under our 2017 annual (cash bonus) incentive compensation plans and our 2017 long-term incentive grant.

•	Provided compensation benchmarking information for our executive officers who joined the Company in January 2017.

•	Assisted with the preparation of the compensation-related portions of our 2017 Proxy Statement.

•	Updates regarding compensation-related issues, trends and regulatory changes.

In 2017, Pay Governance provided the following consulting services to the Compensation Committee:

•	Reviewed and recommended changes to the Company’s peer group for purposes of evaluating our compensation decisions. See “Review of Peer Group, Industry and Survey Data” below.

•	Provided compensation benchmarking information for our executive officers who report directly to our Chief Executive Officer and for our Chief Executive Officer.

•	Provided compensation benchmarking information for our non-employee directors and related advice.

•	Provided analysis and advice with respect to share ownership guidelines for our executive officers.

•	Reviewed and provided observations on our executive compensation practices in relation to those of our peers and industry comparators.

•	Provided advice and analysis regarding the calculation of the Company’s CEO to median employee pay ratio.

•	Updates regarding compensation-related issues, trends and regulatory changes.

Because the Consultants did not and do not provide any non-compensation related services to our Company, we believe that each of the Consultants is and was independent of management and provides and provided the Compensation Committee with objective advice. As part of their engagements, the Consultants participated in meetings with both the Compensation Committee and senior management to learn more about our business strategy and executive compensation objectives. The Compensation Committee retained each of the Consultants directly, although in carrying out assignments, the Consultants also interacted in certain capacities with our management-level employees. All such assignments are approved by the Chairman of the Compensation Committee, Nathaniel M. Zilkha.

For additional information, please refer to the discussion on page 22 under the heading “Compensation Consultant Independence and Conflicts of Interest Assessment.”

Role of the President and Chief Executive Officer. In the course of deliberating certain 2017 compensation decisions for our Named Executive Officers, the Compensation Committee took into account the recommendations of Mr. Kusserow regarding the compensation of our other executive officers, including the compensation packages of the executive officers who joined the Company in 2017. Mr. Kusserow’s recommendations were based upon his assessment of each executive officer’s individual role, retention considerations and market factors. The Compensation Committee reviewed these recommendations before making its decision. While the Compensation Committee requested Mr. Kusserow to be present at certain Committee meetings when executive compensation was discussed, Mr. Kusserow did not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation, and only Compensation Committee members are permitted to vote on matters related to executive officer compensation.

Review of Peer Group, Industry and Survey Data

In 2017, Pay Governance reviewed and recommended changes to the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors. Pay Governance recommended a change in the peer group from the peer group used in 2016 as a result of a high level of mergers and acquisitions activity among healthcare companies in late 2016 and 2017. Pay Governance used the following guidelines in recommending a peer group to the Compensation Committee: (a) primarily included healthcare services and healthcare facilities, (b) similarly-sized based on revenue, (c) comparable business operations, primarily focusing on home health, hospice and personal care, but also other healthcare services and facilities sub-industries, and (d) a preference for companies with medical staff employment. The peer group used for benchmarking executive officer compensation and non-employee director compensation in 2017 consisted of the following companies:

• Acadia Healthcare Company, Inc.	• Cross Country Healthcare, Inc.

• Almost Family, Inc.	• HealthSouth Corporation

• AMN Healthcare Services, Inc.	• LHC Group, Inc.

• BioScrip, Inc.	• MEDNAX, Inc.

• Brookdale Senior Living Inc.	• National HealthCare Corporation

• Chemed Corporation	• The Ensign Group, Inc.

• Civitas Solutions, Inc.	• The Providence Service Corporation

Changes made to the peer group for 2017 include: exclusion of Air Methods Corporation, AmSurg Corp., Five Star Senior Living Inc. and Team Health Holdings, Inc. and the inclusion of Acadia Healthcare Company, Inc., Almost Family, Inc., AMN Healthcare Services, Inc., Civitas Solutions, Inc., Cross Country Healthcare, Inc. and LHC Group, Inc.

Evaluating the Overall Competitiveness and Reasonableness of our 2017 Incentive Compensation Program. Based on its review of the information described above, the Compensation Committee determined that the components of our 2017 Named Executive Officer compensation program were reasonable.

While the Compensation Committee generally considers available peer group, industry and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group, industry and survey data are only one factor that the Compensation Committee may consider in making its decisions regarding executive compensation. For example, the Compensation Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as the integration of large acquisitions) before making compensation decisions.

Level of Compensation. In determining how each executive officer’s total compensation package is allocated among these components, the Compensation Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Compensation Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives that align executive rewards with shareholders. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at similarly-sized public companies in our industry. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at similarly-sized public companies in our industry.

Mix of Pay. Our Named Executive Officers have a higher percentage of their total compensation in the form of long term incentives than our peers. The Compensation Committee believes this is appropriate because of the direct influence that these officers have on our long-term financial performance. Our higher level of long-term incentives is offset with a lower than market annual incentive opportunity. Generally, the majority of the total targeted annual compensation for our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Details of our 2017 Executive Compensation Program

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at similarly-sized public companies in the healthcare services and facilities sectors. The

Compensation Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

Base salaries for our Named Executive Officers in 2016 and 2017 were as follows:

Named Executive Officer	2016 Salary	2017 Salary	% Change
Paul B. Kusserow	$875,000	$875,000	0%
Scott G. Ginn	$300,000	$410,000 (1)	36.7% (1)
Gary D. Willis	--	$475,000 (2)	--
Ronald A. LaBorde	$450,000	$450,000 (3)	0%
Christopher T. Gerard	--	$450,000	--
Michael P. North	$325,000 (4)	$325,000	0%
Lawrence R. Pernosky	$375,000	$375,000	0%

(1) The Compensation Committee set Mr. Ginn’s base salary at $410,000 in connection with his promotion as Chief Financial Officer effective October 5, 2017.

(2) Mr. Willis served as our Chief Financial Officer from January 3, 2017 until October 5, 2017.

(3) Mr. LaBorde served as our Vice Chairman and Chief Financial Officer until January 3, 2017 and as Vice Chairman until his retirement on April 2, 2017.

(4) Mr. North’s base salary was set at $250,000 until November 2016, at which time it was increased to $325,000 in connection with his promotion as Chief Information Officer.

2017 Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Compensation Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals.

Target incentive opportunities were set based on our Company’s historical practices and the Compensation Committee’s desire to provide a meaningful award for achieving outstanding performance. The Committee set a threshold and a target performance goal for the adjusted EBITDA performance measure (with a payout scale ranging from 80% to 100% of the 60% distribution weighting depending on actual performance) and set a target performance goal for the quality of patient care and discretionary individual performance measures. If threshold is not achieved with respect to the adjusted EBITDA measure and if target is not achieved for the quality of patient care measure, the respective performance measure is not earned. The individual performance measure, which comprised 20% of the cash bonus incentive opportunity for 2017, was a subjective measure by which each Named Executive Officer was evaluated, based on the Company’s achievement its retention / turnover goal of 22.0% or less voluntary turnover of all Company employees, and each Named Executive Officer’s contribution to that goal. The Committee retains the discretion to reduce (but not increase) any Named Executive Officer’s incentive earned based on individual performance. The Committee did not exercise this discretion in 2017.

The bonus opportunity for each Named Executive Officer is expressed as a percentage of base salary. For our eligible Named Executive Officers, the “target” bonus opportunity was set at 25% of their respective base salaries. Named Executive Officers may not earn more than target (target is also maximum). This percentage is lower than market for similarly-sized public companies in our industry. As discussed above, this reflects the Compensation Committee’s compensation philosophy to provide below market cash compensation opportunity with relatively larger “front-loaded” equity incentive grants to the Named Executive Officers.

For 2017, the annual incentive compensation thresholds and targets were as follows:

Performance Measure	Metric Weighting	Threshold	Target	Actual Performance	% of Target Achievement	Weighted Payout (% of Target Achievement * Metric Weighting)
Overall Corporate Adjusted EBITDA**	60%	$135.0 Million	$140.0 Million	$142.2 Million	100%	60%
Quality of patient care(1)	20%	--	4.38 or greater	4.54	100%	20%
Individual (Retention / Turnover)(2)	20%	--	Turnover of 22% or less(2)	21.90%(2)	100%(2)	20%
Overall	100%					100%

*	Target is maximum in our plan.

**	Adjusted EBITDA is defined as adjusted earnings before interest, taxes, depreciation and amortization. See Appendix B hereto for the reconciliation of non-GAAP financial measures.

(1) Quality of patient care is defined as the Centers for Medicare & Medicaid Services (CMS) Quality of Patient Care Star Rating. The Centers for Medicare & Medicaid Services (CMS) publishes Quality of Patient Care Star Ratings for all Home Health Agencies quarterly, and each quarterly release uses performance data from a period ending nine months prior to the official publication date. The Company determined that the Company’s Star Rating for 2017 was 4.54 using performance data from our third party analytics vendor Strategic Healthcare Partners and the latest published CMS thresholds available. CMS will officially publish results utilizing this performance data in October 2018.

(2) The individual performance measure was a subjective measure by which each Named Executive Officer was evaluated. Achievement of the individual performance measure was informed by the Company’s retention / turnover goal of 22.0% or less voluntary turnover of all Company employees, and each Named Executive Officer’s contribution to that goal. Such voluntary turnover rate was 21.9% for 2017. After evaluating each of the Named Executive Officers’ individual performance, specifically focusing on the Company’s retention / turnover goal, the Compensation Committee certified achievement of the individual performance measure for each Named Executive Officer.

In establishing the performance levels, the Compensation Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort. The Compensation Committee felt it was appropriate to set adjusted EBITDA as 60% of the performance measure because it believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders. The Compensation Committee also believed it was in the best interest of the Company’s stockholders to balance the financial performance measure with reward for the quality of patient care and individual (retention / turnover) measures.

Taking the achievement of each of the performance measures into account, the Compensation Committee certified the Company’s achievement of the performance targets on February 20, 2018, and the Compensation Committee approved paying out cash bonuses at the “target” bonus opportunity to the Named Executive Officers as follows:

Named Executive Officer(1)	Base Salary ($)	Target Bonus Opportunity (% of Base Salary)	Bonus ($)
Paul B. Kusserow	$875,000	25%	$218,750
Scott G. Ginn	$410,000	25%	$102,500
Christopher T. Gerard	$450,000	25%	$112,500
Michael P. North	$325,000	25%	$81,250
Lawrence R. Pernosky	$375,000	25%	$93,750

(1) Mr. Willis and Mr. LaBorde ceased serving as executive officers during 2017 and did not receive a cash bonus.

Such bonus payments, less applicable taxes, withholdings and deductions, were payable in connection with the Company’s next regularly-scheduled payroll period in accordance with the Company’s normal payroll practices.

2017 Long-Term Incentives (Equity-Based Compensation)

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Compensation Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation plan participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards. On March 29, 2018, our Board of Directors approved the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan and recommended that our stockholders approve the 2018 Omnibus Incentive Compensation Plan at the Meeting. See “Proposal 4—Approval of the Company’s 2018 Omnibus Incentive Compensation Plan” on page 33 for more information about our 2018 Omnibus Incentive Compensation Plan.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of our Named Executive Officers and other long-term incentive plan participants.

It has been our Company’s historical practice to tie a portion of the vesting requirements associated with equity grants to identified performance targets set during the first quarter of the subject fiscal year.

Pay for Performance—Front-Loaded Equity Awards. The Compensation Committee’s compensation strategy resulted in large up-front grants of performance-based full value shares and options in 2015 to our newly hired Named Executive Officers and large up-front grants of performance-based full value shares in 2017 to our newly hired and promoted Named Executive Officers. The performance measure for a portion of the performance-based restricted stock, restricted stock units and options are established by the Compensation Committee over the four years following grant. Each tranche vests subject to achievement of performance goals for the annual performance period and, other than Mr. Kusserow’s awards, satisfaction of additional time-based vesting conditions. The Compensation Committee believes this strategy will incentivize the Named Executive Officers to increase stockholder value over the performance period of the restricted stock and restricted stock units and life of the performance options by:

•	Increasing Stockholder Return—the Named Executive Officers’ options were granted with fair market value exercise prices. Therefore, they will not realize any value from their stock options unless the market value of our common stock appreciates.

•	Achieving specified financial and operational goals:

o	50% of the 2015 equity awards to the Named Executive Officers (based on the number of shares underlying such awards) relate to performance-based compensation in the form of performance-based stock options and performance-based restricted stock and restricted stock units; and

o	50% of the equity awards granted to certain of our Named Executive Officers in 2017 (based on the value of such awards) relate to performance-based compensation in the form of performance-based restricted stock units.

In 2017, the Company granted equity awards to our newly appointed Named Executive Officers as follows:

Named Executive Officer	Date of Grant	Performance-Based RSUs (#)	Time-Based RSUs (#)	Time-Based Stock Options (#)	Stock Option Exercise Price ($)
Gary D. Willis	1/20/2017	37,756	18,878	36,828	$46.35
Christopher T. Gerard	1/20/2017	32,362	16,181	31,567	$46.35
Michael P. North	1/20/2017	7,767	3,884	7,577	$46.35

The awards are scheduled to vest as follows, assuming the executive remains employed by the Company on each such vesting date:

Performance-Based RSUs	Time-Based RSUs	Time-Based Stock Options
With respect to Messrs. Willis and Gerard, based on the achievement of performance targets for each of fiscal years 2017 through 2020 and satisfaction of additional time-based vesting conditions.	25% on each of: 1/20/2018 1/20/2019 1/20/2020 1/20/2021	25% on each of: 1/20/2018 1/20/2019 1/20/2020 1/20/2021

With respect to Mr. North, based on the achievement of performance targets for fiscal year 2017 and satisfaction of additional time-based vesting conditions.

Upon Mr. Willis’ resignation from the Company effective October 5, 2017, none of Mr. Willis’ equity awards had vested, and, accordingly, were forfeited.

In addition, the Company granted Scott Ginn additional equity awards in 2017 as follows:

Named Executive Officer	Date of Grant	Performance-Based RSUs (#)	Time-Based RSUs (#)	Time-Based Stock Options (#)	Stock Option Exercise Price ($)
Scott Ginn	7/19/2017	852	426	848	$58.69

Scott Ginn	10/18/2017	7,107	3,554	6,995	$49.25

The Company granted the July 19, 2017 equity awards to Mr. Ginn when he was serving as the Company’s Chief Accounting Officer. The Company granted the October 18, 2017 equity awards to Mr. Ginn in connection with his promotion as the Company’s Chief Financial Officer on October 5, 2017. The awards are scheduled to vest as follows, assuming Mr. Ginn remains employed by the Company on each such vesting date:

Equity Award	Performance-Based RSUs	Time-Based RSUs	Time-Based Stock Options
7/19/2017 Award	Based on the achievement of performance targets for fiscal year 2017 and satisfaction of additional time-based vesting conditions	25% on each of: 7/19/2018 7/19/2019 7/19/2020 7/19/2021	25% on each of: 7/19/2018 7/19/2019 7/19/2020 7/19/2021

10/18/2017 Award	Based on the achievement of performance targets for fiscal year 2018 and satisfaction of additional time-based vesting conditions	25% on each of: 10/18/2018 10/18/2019 10/18/2020 10/18/2021	25% on each of: 10/18/2018 10/18/2019 10/18/2020 10/18/2021

Performance Measure Established for 2017 and Prior Year Grants. A portion of performance based equity grants made in 2017 and prior years vest based on our 2017 performance in adjusted EBITDA against a pre-established goal. For these grants, the Committee set the performance threshold at adjusted EBITDA of $135.0 million and the performance target at adjusted EBITDA of $140.0 million, and the Company communicated such performance threshold and target to the executive officers in February 2017. The Committee did not set a maximum. If threshold is not achieved, the grant will not vest. If threshold is achieved, performance-based RSUs are earned based on a scale ranging from 80% to 100% of achievement. If the target is exceeded, only the target number of shares are earned. Actual performance of $142.2 million exceeded target and grants dependent on 2017 performance were earned as follows:

Named Executive Officer	Shares Earned	Options Earned
Paul B. Kusserow	18,750	62,500
Scott G. Ginn	2,727	5,625
Gary D. Willis	--	--
Ronald A. LaBorde	--	--
Christopher T. Gerard	8,091	--
Michael P. North	9,642	5,625
Lawrence R. Pernosky	3,750	11,250

Some of the above grants were made in years prior to 2017. However, because the tables following this CD&A require them to be disclosed in the Summary Compensation Table (“SCT”) based on their grant date used for accounting purposes (which does not occur until the performance target is set by the Committee and communicated to the award recipient), the above grants are reported in the 2017 SCT.

In setting the performance target for the long-term incentive equity awards to our Named Executive Officers at adjusted EBITDA of $140.0 million, with a threshold target of adjusted EBITDA of $135.0 million, the Compensation Committee considered that adjusted EBITDA is also one of the performance measures for the annual incentive compensation (cash bonus) opportunity, but the Compensation Committee believed that it was an appropriate measure for both components of compensation because it is one of three separate measures for the annual incentive compensation (cash bonus) opportunity and because the Compensation Committee believes that adjusted EBITDA growth encourages our executive officers to focus on improving earnings and profitable growth and that this measure is aligned with our overall objective of creating long-term value for our stockholders.

Mr. LaBorde’s Retirement. On April 19, 2017, in connection with Mr. LaBorde’s retirement, the Compensation Committee approved the pro rata vesting of certain awards granted to Mr. LaBorde pursuant to our 2008 Omnibus Incentive Compensation Plan:

•

1,563 Performance-Based Options (2015 Tranche) that were granted to Mr. LaBorde on December 17, 2015, which amount represents a proportion (based on days of service in 2017 prior to Mr. LaBorde’s retirement) of the total of Performance-Based Options (2015 Tranche) that would have otherwise vested in 2017 had Mr. LaBorde not retired, vested on April 19, 2017 and expired on July 19, 2017.

•	2,083 Performance-Based Options (2016 Tranche) that were granted to Mr. LaBorde on December 17, 2015, which amount represents a proportion (based on days of service in 2017 prior to Mr. LaBorde’s retirement) of the total of Performance-Based Options (2016 Tranche) that would have otherwise vested in 2017 had Mr. LaBorde not retired, vested on April 19, 2017 and expired on July 19, 2017.

•	6,250 Time-Based Options that were granted to Mr. LaBorde on December 17, 2015, which amount represents a proportion (based on days of service in 2017 prior to Mr. LaBorde’s retirement) of the total of Time-Based Options that would have otherwise vested in 2017 had Mr. LaBorde not retired, vested on April 19, 2017 and expired on July 19, 2017.

•	574 Performance-Based RSUs (2015 Tranche) granted to Mr. LaBorde on December 17, 2015, which amount represents a proportion (based on days of service in 2017 prior to Mr. LaBorde’s retirement) of the total of Performance-Based RSUs (2015 Tranche) that would have otherwise vested in 2017 had Mr. LaBorde not retired, vested on June 8, 2017.

•	764 Performance-Based RSUs (2016 Tranche) granted to Mr. LaBorde on December 17, 2015, which amount represents a proportion (based on days of service in 2017 prior to Mr. LaBorde’s retirement) of the total of Performance-Based RSUs (2016 Tranche) that would have otherwise vested in 2017 had Mr. LaBorde not retired, vested on June 8, 2017.

•	2,292 Time-Based RSUs granted to Mr. LaBorde on December 17, 2015, which amount represents a proportion (based on days of service in 2017 prior to Mr. LaBorde’s retirement) of the total of Time-Based RSUs that would have otherwise vested in 2017 had Mr. LaBorde not retired, vested on June 8, 2017.

Other Practices, Policies and Guidelines

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A, but we limit special benefits and perquisites for use only as necessary to attract and retain executive talent.

Certain of our executive officers participate in our Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Key Executive Severance Plan

The stated purpose of the Key Executive Severance Plan is to provide a fair framework in the event of a termination of employment in certain circumstances of certain Company key executives. As of December 31, 2017, to be eligible for benefits under the Key Executive Severance Plan, an executive (each, a “Covered Executive”) must (1) be employed by the Company (through the Company’s common payroll agent, Amedisys Holding, L.L.C.) with any of the following job titles: Chief Operating Officer, Chief Financial Officer, Vice Chairman, Chief Human Resources Officer, General Counsel, Chief Information Officer, Chief Strategy Officer, Chief Clinical Operations Officer, or the Chief Compliance Officer; (2) have been designated in writing by the Board or the Compensation Committee, as appropriate, as being covered by the Key Executive Severance Plan; and (3) have executed and delivered to the Company (and not have revoked or attempted to revoke) the Company’s Executive Protective Covenants Agreement (“EPCA” or other similarly named agreement). Our Chief Executive Officer is entitled to receive severance benefits for certain qualifying terminations pursuant to his employment agreement. See “Named Executive Officer

Employment Agreement Provisions: Potential Payments Upon Termination or Change in Control—Employment Agreement with Mr. Kusserow.”

If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case prior to a “Change in Control,” each as defined in the Key Executive Severance Plan, such Covered Executive shall be entitled to an amount equal to one (1) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to twenty-five percent of the Covered Executive’s base salary, as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the terms contained in the applicable award agreement for such awards.

If any Covered Executive is terminated by the Company without “Cause” or resigns with “Good Reason” in each case following a “Change in Control,” such Covered Executive shall be entitled to an amount equal to two (2) times the sum of (A) the Covered Executive’s base salary, as in effect on the date of employment termination (or in the event a reduction in base salary is a basis for a termination with Good Reason, then the base salary in effect immediately prior to such reduction) and (B) the greater of (x) an amount equal to the cash bonus earned by the Covered Executive for the previous fiscal year or (y) an amount equal to twenty-five (25) percent of the Covered Executive’s base salary, as in effect on the date of employment termination (or, in the event a reduction in base salary is a basis for termination for Good Reason, then the base salary in effect immediately prior to such reduction), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices for a period of 12 months. Further, any unvested equity awards issued in the name of the Covered Executive as of the date of employment termination will vest in accordance with the provisions of the Omnibus Plan or any successor thereto.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our Chief Executive Officer and our other executive officers. In an effort to more closely align our Chief Executive Officer’s interests with those of our stockholders, the Chief Executive Officer must own Company shares with a fair market value equal to at least three times his base salary. Mr. Kusserow will have five years from the date of his December 16, 2014 appointment as President and Chief Executive Officer to come into compliance with these ownership requirements.

In addition, each executive officer of the Company must own Company shares with a fair market value equal to at least two times his or base salary. Each executive officer is required to retain at least half of the net after-tax shares received upon vesting or exercise of his or her equity awards until the holding requirement is met.

Once the Chief Executive Officer or other executive officer accumulates shares with a value equal to the required multiple of base salary, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain of our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. For 2017 and prior years, “performance-based” compensation that had been approved by our stockholders was not subject to the $1 million deduction limit. Accordingly, we intended to design and approve the performance-based compensation paid to our executive officers so that it would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Compensation Committee considered Section 162(m) when making compensation decisions, but contemplated that there might be instances where potentially non-deductible compensation would be provided to reward our executive officers consistent with our compensation philosophy for each compensation element. In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. Under the Tax Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to certain of our executive officers in excess of $1,000,000 (excluding performance-based compensation that meets the requirements of Section 162(m) that was awarded pursuant to a binding agreement in effect as of November 2, 2017) will generally not be deductible. Performance-based compensation meeting the requirements of Section 162(m) awarded to certain of our executive officers pursuant to a binding agreement in effect as of November 2, 2017, such as our performance-based restricted stock units granted in 2017 and prior years that have not yet been settled into shares of common stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m), but the United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2017 compensation of Mr. Kusserow, our CEO, relative to the annual total 2017 compensation of our median employee.

For purposes of identifying the median-compensated employee, we examined our population of 17,902 full-time and part-time employees (excluding the CEO) as of October 2, 2017. We used a consistently applied compensation measure that included the sum of the following 2017 compensation elements: annualized base salary, actual bonus received, and actual equity awards granted in 2017. After the median employee was identified, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the named executive officers as reported in Summary Compensation Table.

Mr. Kusserow’s annual total compensation for 2017 was $4,000,924 as reflected in the Summary Compensation Table on page 63. The 2017 annual total compensation for the median-compensated employee, calculated in the same manner, was estimated to be $50,302. Therefore, our CEO to median employee pay ratio is approximately 79.5:1.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Meeting and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

Members of the Compensation Committee:

Nathaniel M. Zilkha (Chairman)

Julie D. Klapstein

Jake L. Netterville

Donald A. Washburn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2017:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Compensation Committee;

•	no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;

•	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2017 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2017, 2016 and 2015 (as applicable). For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis” (“CD&A”), above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Paul B. Kusserow
President and Chief Executive Officer (PEO)	2017	$875,000	-	$908,813	$1,964,056	$218,750	$34,305	(3)	$4,000,924
	2016	$875,000	-	$820,500	$1,736,913	$218,750	$68,909		$3,720,072
	2015	$905,289	-	$502,125	$840,625	$218,750	$18,922		$2,485,711
Scott G. Ginn	2017	$335,000	-	$340,922	$375,340	$102,500	$9,277	(4)	$1,163,039
Chief Financial Officer (PFO) (beginning 10/5/17)
Gary D. Willis	2017	$363,558	-	$1,312,493	$875,483	-	-		$2,551,534
Chief Financial Officer (PFO) (1/2/17 through 10/5/17)
Ronald A. LaBorde	2017	$122,885	-	$333,231	$490,448	-	$8,807	(5)	$955,371
Vice Chairman and Chief Financial Officer (PFO) (4/6/15 through 1/2/17)
Vice Chairman (1/2/17 through 4/2/17)
	2016	$450,000	-	$300,850	$434,931	$112,500	$26,179		$1,324,460
	2015	$521,154	-	$1,422,438	$2,053,125	$123,438	$23,641		$4,143,796
Christopher T. Gerard	2017	$439,615	$20,000	$1,125,007	$750,417	$112,500	$135,555	(6)	$2,583,094
Chief Operating Officer
Michael P. North	2017	$325,540	-	$630,905	$343,964	$81,250	$9,819	(7)	$1,391,478
Chief Information Officer
Lawrence R. Pernosky	2017	$375,000	-	$181,763	$350,818	$93,750	$20,288	(8)	$1,021,619
Chief Human Resources Officer
	2016	$375,000	-	$164,100	$310,258	$93,750	$22,086		$965,194
	2015	$258,173	-	$624,375	$888,188	$70,313	$7,817		$1,848,866

(1)	The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2017, 2016 and 2015 pursuant to our 2008 Omnibus Incentive Compensation Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2017, which were included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018. Additional information regarding these awards appears under the heading “2017 Long-Term Incentives (Equity-Based Incentive Compensation)” in the CD&A.
(2)	The amounts in this column reflect the amount earned under the annual performance-based non-equity incentive compensation plan for the applicable year. The amounts in this column for fiscal year 2017 were paid on March 9, 2018. Additional information regarding these payments appears under the heading “2017 Annual Incentive Compensation (Cash Bonus) Opportunities” in the CD&A.
(3)	This amount consists of $7,128 for employer-paid contributions to Mr. Kusserow pursuant to our 401(k) Benefit Plan, $59 for the cash payment of fractional shares related to stock vesting that occurred in 2017 and $27,118 in costs attributable to life insurance premiums paid by us on Mr. Kusserow’s behalf where we are not the beneficiary.
(4)	This amount consists of $7,128 for employer-paid contributions to Mr. Ginn pursuant to our 401(k) Benefit Plan, $109 for the cash payment of fractional shares related to stock vesting that occurred in 2017 and $2,040 in costs attributable to life insurance premiums paid by us on Mr. Ginn’s behalf where we are not the beneficiary.
(5)	This amount consists of $3,107 for employer-paid contributions to Mr. LaBorde pursuant to our 401(k) Benefit Plan, $93 for the cash payment of fractional shares related to stock vesting that occurred in 2017 and $5,607 in costs attributable to life insurance premiums paid by us on Mr. LaBorde’s behalf where we are not the beneficiary.
(6)	This amount consists of $7,128 for employer-paid contributions to Mr. Gerard pursuant to our 401(k) Benefit Plan and $128,427 paid by us for Mr. Gerard’s relocation to the Nashville, Tennessee Metropolitan area.
(7)	This amount consists of $6,023 for employer-paid contributions to Mr. North pursuant to our 401(k) Benefit Plan, $107 for the cash payment of fractional shares related to stock vesting that occurred in 2017 and $3,689 in costs attributable to life insurance premiums paid by us on Mr. North’s behalf where we are not the beneficiary.
(8)	This amount consists of $4,379 for employer-paid contributions to Mr. Pernosky pursuant to our 401(k) Benefit Plan, $121 for the cash payment of fractional shares related to stock vesting that occurred in 2017 and $15,788 in costs attributable to life insurance premiums paid by us on Mr. Pernosky’s behalf where we are not the beneficiary.

2017 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2017 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to CD&A above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target	All Other Stock Awards: Number of Shares of Stock or	Grant Date
Name	Grant Date	($)	Units (#)	Fair Value ($) (24)
Paul B. Kusserow
Performance-Based Nonqualified Stock Options(2)	2/22/2017	-	62,500	$1,964,056
Performance-Based Restricted Stock Units(1)(7)	2/22/2017	-	18,750	$908,813
2017 Short Term (Cash Bonus) Incentive Plan		$218,750	-	-

Scott G. Ginn
Performance-Based Nonqualified Stock Options(3)	2/22/2017	-	5,625	$175,409
Performance-Based Restricted Stock Units(1)(8)	2/22/2017	-	1,875	$90,881
Performance-Based Restricted Stock Units(1)(9)	7/19/2017	-	852	$50,004
Time-Based Nonqualified Stock Options(16)	7/19/2017	-	848	$25,005
Time-Vesting Restricted Stock Units(1)(20)	7/19/2017	-	426	$25,002
Time-Based Nonqualified Stock Options(17)	10/18/2017	-	6,995	$174,926
Time-Vesting Restricted Stock Units(1)(21)	10/18/2017	-	3,554	$175,035
2017 Short Term (Cash Bonus) Incentive Plan		$102,500	-	-

Gary D. Willis
Performance-Based Restricted Stock Units(1)(10)	1/20/2017	-	9,439	$437,498
Time-Based Nonqualified Stock Options(18)	1/20/2017	-	36,828	$875,483
Time-Vesting Restricted Stock Units(1)(22)	1/20/2017	-	18,878	$874,995
2017 Short Term (Cash Bonus) Incentive Plan		$118,750	-	-

Ronald A. LaBorde
Performance-Based Nonqualified Stock Options(4)	2/22/2017		18,750	$490,448
Performance-Based Restricted Stock Units(1)(11)	2/22/2017		6,875	$333,231
2017 Short Term (Cash Bonus) Incentive Plan		$112,500	-	-

Christopher T. Gerard
Performance-Based Restricted Stock Units(1)(12)	1/20/2017		8,091	$375,018
Time-Based Nonqualified Stock Options(19)	1/20/2017		31,567	$750,417
Time-Vesting Restricted Stock Units(1)(23)	1/20/2017		16,181	$749,989
2017 Short Term (Cash Bonus) Incentive Plan		$112,500	-	-

Michael P. North
Performance-Based Restricted Stock Units(1)(13)	1/20/2017		7,767	$360,000
Time-Based Nonqualified Stock Options(19)	1/20/2017		7,577	$180,122
Time-Vesting Restricted Stock Units(1)(23)	1/20/2017		3,884	$180,023
Performance-Based Nonqualified Stock Options(5)	2/22/2017		5,625	$163,842
Performance-Based Restricted Stock Units(1)(14)	2/22/2017		1,875	$90,881
2017 Short Term (Cash Bonus) Incentive Plan		$81,250	-	-

Lawrence R. Pernosky
Performance-Based Nonqualified Stock Options(6)	2/22/2017	-	11,250	$350,818
Performance-Based Restricted Stock Units(1)(15)	2/22/2017	-	3,750	$181,763
2017 Short Term (Cash Bonus) Incentive Plan		$93,750	-	-

(1)

Dividends paid with respect to restricted stock paid in (a) cash or (b) property other than the Company’s common stock or rights to acquire Company common stock shall be paid to the restricted stock award recipient in a similar manner as to other holders of our common stock. Dividends paid in (y) Company common stock or (z) rights to acquire Company Common

Stock shall be added to and become a part of the original restricted stock award, subject to any additional performance-based or time-based vesting conditions stated therein.
(2)	The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. Kusserow on March 31, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018.
(3)	The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. Ginn on May 1, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The options vest ratably in one-third increments on May 1, 2018, May 1, 2019, and May 1, 2020, provided that the awardee is continuously employed by the Company through each such date.
(4)	The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. LaBorde on December 17, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. Mr. LaBorde retired from the Company on April 2, 2017 and 100% of these options were cancelled.
(5)	The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. North on June 2, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The options vest ratably in one-third increments on June 2, 2018, June 2, 2019, and June 2, 2020, provided that the awardee is continuously employed by the Company through each such date.
(6)	The amounts shown in this row reflect the number of performance-based non-qualified stock options granted to Mr. Pernosky on May 1, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The options vest ratably in one-half increments on May 1, 2018 and May 1, 2019, provided that the awardee is continuously employed by the Company through each such date.
(7)	The amounts shown in this row reflect the number of shares of performance-based restricted stock units granted to Mr. Kusserow on March 31, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018.
(8)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Ginn on June 4, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The shares vest ratably in one-third increments on June 4, 2018, June 4, 2019, and June 4, 2020, provided that the awardee is continuously employed by the Company through each such date.
(9)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Ginn on July 19, 2017, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The shares vest ratably in one-fourth increments on July 19, 2018, July 19, 2019, July 19, 2020, and July 19, 2021, provided that the awardee is continuously employed by the Company through each such date.
(10)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Willis on January 20, 2017, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. Mr. Willis resigned as Chief Financial Officer on October 5, 2017 and 100% of these performance-based restricted stock units were cancelled.
(11)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. LaBorde on December 17, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. Mr. LaBorde retired from the Company on April 2, 2017 and 100% of these performance-based restricted stock units were cancelled.
(12)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Gerard on January 20, 2017, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The shares vest ratably in one-third increments on January 20, 2018, January 20, 2019, and January 20, 2020, provided that the awardee is continuously employed by the Company through each such date.
(13)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. North on January 20, 2017, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The shares vest ratably in one-fourth increments on January 20, 2018, January 20, 2019, January 20, 2020, and January 20, 2021, provided that the awardee is continuously employed by the Company through each such date.
(14)	The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. North on June 4, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The shares vest ratably in one-third increments on June 4, 2018, June 4, 2019, and June 4, 2020, provided that the awardee is continuously employed by the Company through each such date.
(15)

The amounts shown in this row reflect the number of performance-based restricted stock units granted to Mr. Pernosky on June 4, 2015, subject to achievement of the 2017 performance metric, which performance metric was established by the

Compensation Committee on February 22, 2017 and certified as achieved on February 20, 2018. The shares vest ratably in one-half increments on June 4, 2018 and June 4, 2019, provided that the awardee is continuously employed by the Company through each such date.
(16)	The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Mr. Ginn on July 19, 2017. The options vest ratably in one-fourth increments on July 19, 2018, July 19, 2019, July 19, 2020, and July 19, 2021, provided that the awardee is continuously employed by the Company through each such date.
(17)	The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Mr. Ginn on October 18, 2017. The options vest ratably in one-fourth increments on October 18, 2018, October 18, 2019, October 18, 2020, and October 18, 2021, provided that the awardee is continuously employed by the Company through each such date.
(18)	The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Mr. Willis on January 20, 2017. Mr. Willis resigned as Chief Financial Officer on October 5, 2017 and 100% of his time-based non-qualified stock options were cancelled.
(19)	The amounts shown in this row reflect the number of time-based non-qualified stock options granted to Messrs. Gerard and North on January 20, 2017. The options vest ratably in one-fourth increments on January 20, 2018, January 20, 2019, January 20, 2020, and January 20, 2021, provided that the awardee is continuously employed by the Company through each such date.
(20)	The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Ginn on July 19, 2017. The shares vest ratably in one-fourth increments on July 19, 2018, July 19, 2019, July 19, 2020, and July 19, 2021, provided that the awardee is continuously employed by the Company through each such date.
(21)	The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Ginn on October 18, 2017. The shares vest ratably in one-fourth increments on October 18, 2018, October 18, 2019, October 18, 2020, and October 18, 2021, provided that the awardee is continuously employed by the Company through each such date.
(22)	The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Mr. Willis on January 20, 2017. Mr. Willis resigned as Chief Financial Officer on October 5, 2017 and 100% of his time-vesting only restricted stock units were cancelled.
(23)	The amounts shown in this row reflect the number of time-vesting only restricted stock units granted to Messrs. Gerard and North on January 20, 2017. The shares vest ratably in one-fourth increments on January 20, 2018, January 20, 2019, January 20, 2020, and January 20, 2021, provided that the awardee is continuously employed by the Company through each such date.
(24)	The amounts shown in this column reflect the “grant date fair value” of the nonvested stock awards and performance-based restricted stock units granted to each of our Named Executive Officers during the fiscal year 2017. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2017, as included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018. There can be no assurance that the grant date fair value of the nonvested stock awards or the restricted stock units will ever be realized.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2017 for our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

	Exercisable	Unexercisable
Paul B. Kusserow	187,500	62,500	$26.65	12/16/2024	37,500	$1,976,625	-	-
	62,500	-	$26.78	3/31/2025
	62,500	-	$26.78	3/31/2025
	-	62,500	$26.78	3/31/2025

Scott G. Ginn	-	22,500	$27.35	5/1/2025	16,856	$888,480	-	-
	3,750	1,875	$27.35	5/1/2025
	1,875	3,750	$27.35	5/1/2025
	-	5,625	$27.35	5/1/2025
	-	848	$58.69	7/19/2027
	-	6,995	$49.25	10/18/2027

Gary D. Willis	-	-	-		-		-	-

Ronald A. LaBorde	-	-	-		-		-	-

Christopher T. Gerard	-	31,567	$46.35	1/20/2027	24,272	$1,279,377	-	-

Michael P. North	11,250	11,250	$32.56	6/2/2025	19,151	$1,009,449	-	-
	3,750	1,875	$32.56	6/2/2025
	1,875	3,750	$32.56	6/2/2025
	-	7,577	$46.35	1/20/2027
	-	5,625	$32.56	6/2/2025

Lawrence R. Pernosky	-	22,500	$27.35	5/1/2025	15,624	$823,541	-	-
	-	5,624	$27.35	5/1/2025
	-	7,500	$27.35	5/1/2025
	-	11,250	$27.35	5/1/2025

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 29, 2017 of $52.71.
(3)	The amounts in this column include the target number of performance-based restricted stock units (PRSUs) that were granted in 2017 to each Named Executive Officer with vesting conditions linked to the Company’s 2017 EBITDA. Please refer to the description of the PRSUs under the heading “2017 Long-Term Incentives (Equity-Based Incentive Compensation)” in the CD&A, above, for additional information regarding the vesting conditions.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

The table below summarizes the vesting schedule for all outstanding unvested equity awards held by our Named Executive Officers as of December 31, 2017.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested

Paul B. Kusserow	62,500	100% on 12/16/2018	$ 26.65	18,750	100% on 12/16/2018
	62,500	100% upon certification by the Board of Directors of the achievement of the 2017 performance metric	$ 26.78	18,750	100% upon certification by the Board of Directors of the achievement of the 2017 performance metric

Scott G. Ginn	22,500	50% on each of 5/1/2019 and 2020	$ 27.35	774	100% on 4/1/2018
	1,875	100% on 5/1/2018	$ 27.35	7,500	33% on each of 6/4/2018, 2019, and 2020
	3,750	50% on each of 5/1/2018 and 2019	$ 27.35	426	25% on each of 7/19/2018, 2019, 2020, and 2021
	5,625	33% on each of 5/1/2018, 2019, and 2020	$ 27.35	3,554	25% on each of 10/18/2018, 2019, 2020, and 2021
	848	25% on each of 7/19/2018, 2019, 2020, and 2021	$ 58.69	625	100% on 6/4/2018
	6,995	25% on each of 10/18/2018, 2019, 2020, and 2021	$ 49.25	1,250	50% on each of 6/4/2018 and 2019
				1,875	33% on each of 6/4/2018, 2019, and 2020
				852	25% on each of 7/19/2018, 2019, 2020, and 2021

Gary D. Willis	-			-

Ronald A. LaBorde	-			-

Christopher T. Gerard	31,567	25% on each of 1/20/2018, 2019, 2020, and 2021	$ 46.35	16,181	25% on each of 1/20/2018, 2019, 2020, and 2021
				8,091	33% on each of 1/20/2018, 2019, and 2020

Michael P. North	11,250	50% on each of 6/2/2018 and 2019	$ 32.56	3,750	50% on each of 6/4/2018 and 2019
	1,875	100% on 6/2/2018	$ 32.56	3,884	25% on each of 1/20/2018, 2019, 2020, and 2021
	3,750	50% on each of 6/2/2018 and 2019	$ 32.56	625	100% on 6/4/2018
	7,577	25% on each of 1/20/2018, 2019, 2020, and 2021	$ 46.35	1,250	50% on each of 6/4/2018 and 2019
	5,625	33% on each of 6/2/2018, 2019, and 2020	$ 32.56	7,767	25% on each of 1/20/2018, 2019, 2020, and 2021

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested

				1,875	33% on each of 6/4/2018, 2019, and 2020

Lawrence R. Pernosky	22,500	50% on each of 5/1/2018 and 2019	$ 27.35	7,500	50% on each of 6/4/2018 and 2019
	5,624	50% on each of 5/1/2018 and 2019	$ 27.35	1,874	50% on each of 6/4/2018 and 2019
	7,500	50% on each of 5/1/2018 and 2019	$ 27.35	2,500	50% on each of 6/4/2018 and 2019
	11,250	50% on each of 5/1/2018 and 2019	$ 27.35	3,750	50% on each of 6/4/2018 and 2019

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options by our Named Executive Officers during the year ended December 31, 2017 and the vesting during the year ended December 31, 2017 of nonvested stock held by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul B. Kusserow	-	-	37,500	$1,945,875
Scott G. Ginn	-	-	15,895	$886,051
Gary D. Willis	-	-	-	-
Ronald A. LaBorde	33,334	$658,902	24,405	$742,530
Christopher T. Gerard	-	-	-	-
Michael P. North	-	-	3,125	$188,344
Lawrence R. Pernosky	31,876	$1,002,860	5,938	$357,883

(1)	Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.
(2)	Amount reflects the closing price of our common stock on the day of vesting multiplied by the number of shares acquired on vesting.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a description of the termination and change-in-control payment provisions included in the employment agreement for Mr. Kusserow. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to Mr. Kusserow.

Certain Definitions

The following definitions appear in Mr. Kusserow’s employment agreement.

“Cause” is defined to include, among other things, willful gross neglect or misconduct, willful violation of our code of conduct, willful and material breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” for voluntary resignation is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is delivered to us within ninety days of the occurrence: (i) a material reduction in the executive’s base salary (other than in connection with a proportionate reduction in the base salaries of all similarly-situated senior level executive employees), (ii) a material diminution of the executive’s authority, responsibilities or duties, including not being elected to or re-elected to our Board of Directors, or (iii) any material breach of the executive’s employment agreement caused by us. In addition, if there is Good Reason to resign, the resignation must occur within 150 days of the existence of the condition.

“Change in Control” is defined as (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power of our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of our Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a sale or disposition of all or substantially all of our consolidated assets (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

Employment Agreement with Mr. Kusserow

Pursuant to his Employment Agreement dated December 11, 2014 (as referred to below, the “Agreement”), Mr. Kusserow has agreed to serve as our President and Chief Executive Officer effective December 16, 2014 (the “Effective Date”). The term of the Agreement runs until March 1, 2019, unless earlier terminated, and is not automatically renewable. Unless mutually extended by the parties in writing, the Agreement shall terminate upon the expiration of the term, at which point Mr. Kusserow’s employment shall continue on an “at will” basis unless such “at will” employment is terminated by us or Mr. Kusserow by notice in writing.

Under the terms of the Agreement, Mr. Kusserow, among other things, is entitled to:

(1)	An annual base salary of not less than $875,000, subject to annual review for increase (but not decrease) by the Compensation Committee;

(2)	Participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Compensation Committee (the amount of target annual incentive approved by the Compensation Committee for any given year shall not be less than 25% of Mr. Kusserow’s current base salary; however, entitlement to and payment of an annual incentive bonus is subject to the approval of the Compensation Committee);

(3)	Equity awards, as follows:

a.	On the Effective Date, the Compensation Committee approved the grant to Mr. Kusserow of (i) 75,000 time-based restricted shares of the Company’s common stock and (ii) time-based non-qualified stock options to purchase 250,000 shares of the Company’s common stock (collectively, the “2014 Equity Awards”). Both the time-based restricted shares and the time-based non-qualified stock options will vest in one-fourth increments on the first through fourth anniversaries of the grant date, provided that Mr. Kusserow remains employed by the Company on each such vesting date (subject to certain accelerated and pro-rated vesting provisions as provided in the Agreement). The exercise price of the stock options is $26.65, which was the closing price of the Company’s common stock on the date of grant, and the options have a ten-year term.

b.	On March 31, 2015, Mr. Kusserow was granted (i) 75,000 performance-based restricted shares of the Company’s common stock and (ii) performance-based non-qualified stock options to purchase 250,000 shares of the Company’s common stock (collectively, the “2015 Equity Awards”). Both the performance-based restricted shares and the performance-based stock options shall vest, if at all, based on the certification by the Compensation Committee of the achievement of identified performance goals for fiscal years 2015 through 2018, respectively (subject to certain accelerated and pro-rated vesting provisions as provided in the Agreement). The exercise price of the stock options is $26.78, which was the closing price of the Company’s common stock on the date of grant, and the options have a ten-year term.

c.	Unless Mr. Kusserow’s employment is terminated for Cause, he shall have until the earlier of (A) the expiration date of any option granted pursuant to the Agreement or (B) 90 days following termination of his employment in which to exercise any of such options that were vested as of the termination date. If his employment is terminated for Cause, there shall be no post-termination exercise period, and all vested and unvested options shall terminate immediately upon termination of employment.

d.	Upon a Change in Control, the 2014 Equity Awards and the 2015 Equity Awards shall vest immediately in full.

It is the intention of the parties that the 2014 Equity Awards and the 2015 Equity Awards shall be the sole equity awards granted to Mr. Kusserow during the term of the Agreement. In other words, there is no expectation that Mr. Kusserow will receive or be entitled to additional equity awards during the term of the Agreement.

(4)	Participate, consistent with his rank and position, in the Company’s other compensation (other than equity), pension, welfare and benefit plans and programs as are made available to the Company’s senior level executives or to its employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility (provided, that there is no entitlement to any equity awards outside of the 2014 Equity Awards and the 2015 Equity Awards without the prior approval of the Compensation Committee); and

(5)	Reimbursement for relocation and travel expenses, as follows: (i) reasonable relocation expenses in an amount not to exceed $20,000, (ii) $10,000 per month for housing and travel expenses for the first eighteen months of the employment term and (iii) reimbursement of reasonable legal fees incurred by Mr. Kusserow in connection with negotiating the Agreement up to a maximum of $15,000.

In the event Mr. Kusserow’s employment is terminated due to his death or disability, Mr. Kusserow or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Kusserow as of the date of death or disability shall vest immediately in full.

If Mr. Kusserow is terminated for Cause or if Mr. Kusserow voluntarily resigns without Good Reason, he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

If Mr. Kusserow is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, Mr. Kusserow will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, paid in accordance with federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	an amount equal to two (2) times the sum of (A) his base salary, at the annualized rate in effect on the date of termination (or in the event a reduction in base salary is a basis for termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $218,750, which amount will be paid in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 24 months beginning with the calendar month that immediately follows the earliest payment date (as described in the Agreement);

(3)	unpaid incentive awards earned in the prior year, paid in accordance with federal tax rules and regulations and within the deadlines described in the Agreement;

(4)	should he elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Mr. Kusserow and his eligible dependents until the first to occur of (x) his attainment of alternative employment if such employment includes health insurance benefits or (y) the expiration of a 24-month period beginning with the calendar month that immediately follows the earliest payment date (as described in the Agreement) (such period, the “Coverage Period”). Should Mr. Kusserow’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, Mr. Kusserow and his eligible dependents with continued health insurance benefits substantially similar to those which he and his eligible dependents received under COBRA until the end of the Coverage Period; and

(5)	pro-rated vesting of a number of the non-qualified stock options and restricted shares that comprise the 2014 Equity Awards and the 2015 Equity Awards according to a formula as stated in the Agreement, provided that with respect to any shares of performance-based restricted stock for which there are performance periods that have not been completed, such pro-rated vesting shall occur only to the extent the Company achieves the performance measures for the not-yet completed performance periods.

In the event that Mr. Kusserow’s employment is terminated without Cause or he resigns with Good Reason within one year following a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), Mr. Kusserow shall be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	an amount equal to three (3) times the sum of (A) his base salary, at the annualized rate in effect on the date of termination (or in the event a reduction in base salary is a basis for termination with Good Reason, then the base salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $218,750, which amount will be paid in a lump sum on the earliest payment date (as described in the Agreement);

(3)	unpaid incentive awards earned in the prior year, paid in accordance with federal tax rules and regulations and within the deadlines described in the Agreement; and

(4)	should he elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Mr. Kusserow and his eligible dependents until the end of the Coverage Period. Should Mr. Kusserow’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, Mr. Kusserow and his eligible dependents with continued health insurance benefits substantially similar to those which he and his eligible dependents received under COBRA until the end of the Coverage Period.

Mr. Kusserow’s employment agreement provides that his 2014 Equity Awards and 2015 Equity Awards shall vest immediately in full upon a change in control (“single trigger”). It should be noted that in the course of our arms-length negotiations with Mr. Kusserow with respect to his employment agreement, there were reported rumors and public speculation related to a possible strategic transaction involving our company. The Compensation Committee, therefore, was tasked with designing a compensation package for Mr. Kusserow that would not only ensure his recruitment, but also would align his interests with those of our stockholders by enabling him to consider strategic transactions that may be in the best interests of our stockholders without undue concern over whether the transaction would jeopardize his own employment or significantly disrupt the environment of his employment.

The Compensation Committee carefully weighed the cost of the “single-trigger” vesting acceleration provision and believes that the significant stock option component (approximately 77%) of Mr. Kusserow’s 2014 Equity Awards and 2015 Equity Awards strikes an appropriate balance between providing meaningful severance protection and avoiding a significant windfall upon an employment termination.

Our company does not intend to issue equity awards with “single-trigger” vesting features in the future. We adopted an amendment to our 2008 Omnibus Incentive Compensation Plan eliminating “single-trigger” vesting provisions for equity awards granted after April 23, 2015, and our 2018 Omnibus Incentive Compensation Plan provides that awards granted under the 2018 Omnibus Incentive Compensation Plan will not automatically vest and pay out solely as a result of a change in control of our company if such awards are assumed by the successor in connection with such change in control. See “Proposal 4—Approval of the Company’s 2018 Omnibus Incentive Compensation Plan” on page 33 for more information about our 2018 Omnibus Incentive Compensation Plan.

Mr. Kusserow is subject to certain restrictive covenants, including (i) prohibitions against competition for 24 months following his termination prior to the expiration of the employment term and (ii) prohibitions against soliciting company employees and customers for 24 months following his termination. He is also subject to a standstill provision, which prevents him from acquiring any Company securities or seeking to effect a Change in Control of the Company (or assisting or working with others to effect a Change in Control of the Company) for a period of 24 months following his termination.

The employment agreement for Mr. Kusserow contains provisions entitling him to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change in Control,” below. These triggers for severance payments were selected in order to permit Mr. Kusserow to focus on the interests of our Company and our stockholders without undue concern for his personal job security.

In return for severance benefits, Mr. Kusserow is bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as discussed above. If there is a breach of these covenants, we have the right to immediately terminate all payments and benefits due to Mr. Kusserow under his agreement, subject to certain exceptions set forth in his agreement.

Both Mr. Kusserow and the Company are subject to arbitration for resolution of disputes arising out of the Agreement, which is governed by Louisiana law.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers upon: (i) a Change in Control (as such term is defined in Mr. Kusserow’s employment agreement or the Key Executive Severance Plan, as applicable) of the Company without termination, (ii) a termination without Cause (as such term is defined in Mr. Kusserow’s employment agreement or the Key Executive Severance Plan, as applicable) or a resignation with Good Reason (as such term is defined in Mr. Kusserow’s employment agreement or the Key Executive Severance Plan, as applicable) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) Retirement, (v) death or (vi) Disability (as such term is defined in Mr. Kusserow’s employment agreement and the 2008 Omnibus Incentive Compensation Plan). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2017 and that the ability to receive post-termination or Change in Control payments was governed by Mr. Kusserow’s employment agreement in effect as of that date, or the Key Executive Severance Plan, as applicable. See “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control,” above, for additional information. The closing price per share of our common stock on December 29, 2017 (the last business day of the year) was $52.71.

Executive	Benefits ($)(1)	Change in Control without Termination of Employment on 12/31/2017 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2017 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2017 following a Change in Control ($)(2)	Permitted Retirement on 12/31/2017 ($)	Disability on 12/31/2017 ($)	Death on 12/31/2017 ($)
Paul B. Kusserow
	Base Severance Payment	-	$2,187,500	$3,281,250	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$12,848,063	$3,212,042	$12,848,063	-	$12,848,063	$12,848,063
	Other	-	-	-	-	-	-

	Total	$12,848,063	$5,399,542	$16,129,313	-	$12,848,063	$12,848,063
Scott G. Ginn
	Base Severance Payment	-	$512,500	$1,025,000	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	-	$697,353	$697,353	-	$2,640,613	$2,640,613
	Other		-	-	-	-	-

	Total		$1,209,853	$1,722,353	-	$2,640,613	$2,640,613
Gary D. Willis(1)
	Base Severance Payment		-	-	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units		-	-	-	-	-
	Other		-	-	-	-	-

	Total		-	-	-	-	-
Ronald A. LaBorde(2)
	Base Severance Payment		-	-	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units		-	-	-	-	-
	Other		-	-	-	-	-

	Total		-	-	-	-	-
Christopher T. Gerard
	Base Severance Payment		$562,500	$1,125,000	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units		$616,707	$616,707	-	$2,516,797	$2,516,797
	Other		-	-	-	-	-

	Total		$1,179,207	$1,741,707	-	$2,516,797	$2,516,797

Michael P. North
	Base Severance Payment	$406,250	$812,500	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$230,657	$230,657	-	$1,790,084	$1,790,084
	Other	-	-	-	-	-

	Total	$636,907	$1,043,157	-	$1,790,084	$1,790,084
Lawrence R. Pernosky
	Base Severance Payment	$468,750	$937,500	-	-	-
	Accelerated Vesting of Nonvested Stock, Options to purchase shares of Company common stock or Restricted Stock Units	$1,235,733	$1,235,733	-	$2,503,725	$2,503,725
	Other	-	-	-	-	-

	Total	$1,704,483	$2,173,233	-	$2,503,725	$2,503,725

(1) Mr. Willis resigned as Chief Financial Officer on October 5, 2017 and was not entitled to any such payments.

(2) Mr. LaBorde retired from the Company effective April 2, 2017 and was not entitled to any such payments.

DIRECTOR COMPENSATION

During 2017, all non-employee directors received a monthly retainer of $6,250 and per diem attendance fees of $2,000 per each Board of Directors meeting and each committee meeting attended in person and $1,000 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, an attendee of both meetings would receive one $2,000 fee covering both meetings. Donald A. Washburn served as our Non-Executive Chairman during 2017 and received a $100,000 annual retainer payable to our Non-Executive Chairman.

During 2017, in addition to the other fees mentioned, (i) the Chairman of the Audit Committee received an annual retainer of $20,000, paid monthly, (ii) the Chairman of the Compensation Committee received an annual retainer of $15,000, paid monthly, (iii) the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, paid monthly, (iv) the Chairman of the Quality of Care Committee received an annual retainer of $10,000, paid monthly, and (v) the Chair of the Compliance and Ethics Committee received an annual retainer of $10,000, paid monthly. Effective on January 1, 2018, the annual retainers for the Chair of the Quality of Care Committee and the Chair of the Compliance and Ethics Committee were increased from $10,000 to $15,000.

In addition, on June 8, 2017, each non-employee director received an equity grant of nonvested common stock valued at $150,000. The number of shares granted (2,394) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($62.67) and rounding up to the next whole share. The shares granted are subject to time-based vesting conditions and will vest 100% on June 8, 2018, predicated upon the respective director’s continued service as a non-employee member of the Board of Directors through the vesting date. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by independent (non-employee) members of our Board of Directors.

The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2017.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Linda J. Hall, PhD	$121,000	$150,032	—	$271,032
Julie D. Klapstein	$109,000	$150,032	—	$259,032
Richard A. Lechleiter	$111,167	$150,032	—	$261,199
Jake L. Netterville	$133,000	$150,032	—	$283,032
Bruce D. Perkins	$117,000	$150,032	—	$267,032
Jeffrey A. Rideout, MD	$108,000	$150,032	—	$258,032
Donald A. Washburn	$218,667	$150,032	—	$368,699
Nathaniel M. Zilkha	$120,000	$150,032	—	$270,032

(1)	Paul B. Kusserow, our Chief Executive Officer and Chairman of our Board of Directors and Ronald A. LaBorde our Vice Chairman and Chief Financial Officer and member of our Board of Directors, are not included in the table above as they were employees of the Company during 2017 and, therefore did not receive any additional compensation for the services that they provided as directors. The compensation that Messrs. Kusserow and LaBorde received are included in the Summary Compensation Table.
(2)	The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 28, 2018. As of December 31, 2017, each director listed above had 2,394 outstanding shares of nonvested stock, 100% of which will vest on June 8, 2018. As of December 31, 2017, there were no fully vested outstanding stock options held by our non-employee directors.

Stock Ownership

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors. In an effort to more closely align their interests with those of our stockholders, each non-employee (independent) director shall own Company shares with a fair market value equal to at least three times their base annual cash retainer.

Each non-employee director shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial April 2009 effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares. Each of our non-employee directors who were Board members on the date of adoption of our Corporate Governance Guidelines is currently in compliance with the ownership requirements.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

No transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K have occurred since January 1, 2017.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, a composite version of which was filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and is also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2019 Annual Meeting, to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2019 Annual Meeting between close of business on February 6, 2019 and close of business on March 8, 2019, provided however, if and only if the 2019 Annual Meeting is not scheduled to be held between May 7, 2019 and August 5, 2019, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2019 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 26, 2018. The proposal also will need to comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2019 Annual Meeting between close of business on February 6, 2019 and close of business on March 8, 2019, provided however, if and only if the 2019 Annual Meeting is not scheduled to be held between May 7, 2019 and August 5, 2019, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our composite Bylaws were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and are also available on our website at http://www.amedisys.com. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

3854 American Way, Suite A

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the Notice or annual proxy materials. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the Notice or proxy materials at the same address or if you are receiving multiple copies of the Notice or proxy materials at the same address and wish to receive a single copy, you may do so at any time prior to thirty days before the mailing of the Notice or proxy materials, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the Notice or proxy materials by notifying us in writing or by telephone at the same address or telephone numbers, and we undertake to deliver such materials promptly.

Interest of Certain Persons in Matters to be Acted Upon

Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Meeting.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

Donald A. Washburn
Non-Executive Chairman of the Board of Directors

April 25, 2018

APPENDIX A

AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

1.            PURPOSE.

The purpose of the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Amedisys, Inc., a Delaware corporation (the “Company”) and its stockholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders. Toward this objective, the Committee may grant stock options, Stock Appreciation Rights (“SARs”), Stock Awards, cash bonuses and other incentive awards to Employees of the Company and its Subsidiaries and Affiliates on the terms and subject to the conditions set forth in the Plan. In addition, this Plan is intended to enable the Company to effectively attract, retain and reward Outside Directors by providing for grants of Outside Director Awards to Outside Directors. No Award under this Plan (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

2.            DEFINITIONS.

2.1          “Affiliate” means any entity (other than the Company and any Subsidiary) that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of that entity or at least 20% of the ownership interests in that entity.

2.2          “Alternative Award” has the meaning assigned to such term in Section 22, herein.

2.3          “Award” means any form of Option, SAR, Stock Award, Restricted Share Unit, cash bonus or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Notice or otherwise.

2.4          “Award Notice” means a written notice from the Company to a Participant that establishes the terms, conditions, restrictions, and limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers. In the event of a conflict between the terms of the Plan and any Award Notice, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document.

2.5          “Board” means the Board of Directors of the Company.

2.6          “Cash Maximum” means $5 million.

2.7          “Cause” means, when used in connection with the termination of a Participant’s Employment, (i) if the Participant has an effective employment agreement with the Company or any Subsidiary or Affiliate as of the date an Award is granted, the definition used in such employment agreement as of such date, or (ii) if the Participant does not have an effective employment agreement with the Company or any Subsidiary or Affiliate as of the date an Award is granted, unless otherwise provided in the Participant’s Award Notice, matters which, in the judgment of the

Committee, constitute any one or more of the following: (i) default or breach of any of the provisions of any agreement that the Participant may have with the Company or any Affiliate or Subsidiary; (ii) actions constituting fraud, abuse, dishonesty, embezzlement, destruction or theft of Company property, or breach of the duty of loyalty owed by the Participant to the Company; (iii) violation of any applicable laws, rules or regulations (including, without limitation, all Medicare and other health care laws, rules and regulations pertaining to the provision of home health care, hospice or any other services provided by the Company); (iv) furnishing materially false, inaccurate, misleading or incomplete information to the Company; (v) actions constituting a material breach of the Company’s Code of Ethical Business Conduct, the Company’s employee handbook or any other Company policy; (vi) willful failure to follow reasonable and lawful directives of the Participant’s supervisor, or any of the Company’s senior executive officers, which are consistent with the Participant’s job responsibilities and performance; or (vii) failure to satisfy the requirements of the Participant’s job, regardless whether or not such failure is willful, including the failure to satisfy the objectives of any action plan or performance improvement plan that the Participant may be under. Any determination of Cause for purposes of the Plan or any Award shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

2.8          “Change In Control” means the happening of any of the following:

a.	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act or in Section 409A of the Code, other than the Company or a wholly-owned Subsidiary, or any employee benefit plan of the Company or any Subsidiary, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election of directors, or any combination of the foregoing transactions, after the transaction less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor corporation or cooperative or entity, entitled to vote generally in the election of the directors of the Company, or other successor corporation or other entity, are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction had been entitled to vote generally in the election of directors of the Company; or

c.	during any period of 12 consecutive months, individuals who at the beginning of the period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during the relevant 12 month period was approved by a vote of at least 2/3 of the directors of the Company then still in office who were directors of the Company at the beginning of that period.

2.9          “Change In Control Price” means the closing price (or, if the shares are not traded on an exchange, the last sale price or closing “asked” price) per share paid for the purchase of Common Stock in a national securities market on the date the Change In Control occurs.

2.10        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11        “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board, authorized to administer the Plan under Section 3 of this Plan. The Committee shall consist of not less than 2 members who shall be appointed by, and shall serve at the pleasure of, the Board. The directors appointed to serve on the Committee shall be: (i) “independent” within the meaning of the listing standards of any securities exchange or automated quotation system upon which the Common Stock is listed or quoted; (ii) “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act); and (iii) “outside directors” (within the meaning of Code Section 162(m) and its related regulations). However, the mere fact that a Committee member fails to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee if the Award is otherwise validly made under the Plan.

2.12        “Common Stock” means the $0.001 par value common stock of the Company.

2.13        “Company” means Amedisys, Inc. or any successor.

2.14        “Consultant” shall mean any consultant to the Company or its Subsidiaries or Affiliates.

2.15        “Covered Employee” means an individual who is, with respect to the Company, an individual defined in Code Section 162(m)(3).

2.16        “Director” means an individual who is a member of the Board.

2.17        “Disability” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, a Subsidiary or Affiliate, for the Participant, whether or not that Participant actually receives disability benefits under the plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In a dispute, the determination whether a Participant has suffered a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which that Disability relates.

2.18        “Effective Date” is defined in Section 6.

2.19        “Employee” means an employee or prospective employee of the Company, a Subsidiary or an Affiliate.

2.20        “Employment” means, except as otherwise required by Section 409A of the Code, employment with the Company or any Affiliate or Subsidiary, and shall include the provision of services as an Outside Director or Consultant for the Company or any Affiliate or Subsidiary. A Participant’s Employment shall terminate on the date the Participant is no longer employed by an entity that is at least one of (i) the Company, (ii) an Affiliate or (iii) a Subsidiary as of such date. “Employed” shall have a correlative meaning.

2.21        “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

2.22        “Exercise Price” means the purchase price payable to purchase one Share upon the exercise of an Option or the price by which the value of a SAR shall be determined upon exercise, pursuant to Section 2.36.

2.23        “Fair Market Value” with respect to the Common Stock, as of any given date, unless otherwise determined by the Committee in good faith, means the reported closing sale price of a share of Common Stock on the automated quotation system or other market or exchange that is the principal trading market for the Common Stock, or if no sale of a share of Common Stock is so reported on that date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

2.24        “Fiscal Year” means the Company’s fiscal year.

2.25        “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

2.26        “Incentive Stock Option” means an option to purchase Common Stock from the Company that is granted under Section 8 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. To the extent the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in subsection (d) of Section 422 of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

2.27        “Non-Qualified Stock Option” shall mean an option to purchase Common Stock from the Company that is granted under Section 8 or 23 of the Plan and is not intended to be an Incentive Stock Option.

2.28        “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.29        “Outside Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate of the Company.

2.30        “Outside Director Award” means either a Director Option or a Director Stock Award or combination thereof awarded to an Outside Director under Section 23.

2.31        “Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

2.32        “Performance-Based Award” means (i) any Option or SAR granted under the Plan, or (ii) any other Award that is made subject to performance goals based on Performance Measures as set forth in Section 12.

2.33        “Performance Measures” means one or more of the performance measures listed in Section 12.1 upon which performance goals for certain Performance-Based Awards may be established by the Committee.

2.34        “Qualifying Termination” means, with respect to a Participant, a termination of such Participant’s Employment by the Company (and all then-Affiliates or Subsidiaries) without Cause following a Change in Control of the Company. It is understood that a Participant shall not have a Qualifying Termination by virtue of ceasing to be Employed by an entity or its subsidiaries undergoing a Change in Control where, following such Change in Control, the Participant remains employed by an entity that is at least one of (i) the Company or (ii) any entity that was an Affiliate or Subsidiary undergoing a Change in Control immediately prior to such Change in Control. Notwithstanding the foregoing, payments on account of a Participant’s Qualifying Termination that constitute “deferred compensation” within the meaning of Section 409A of the Code shall not commence unless and until the Participant has also incurred a “separation from service” within the meaning of Code Section 409A.

2.35        “Restricted Share Unit” means a bookkeeping entry used by the Company to record and account for the grant of an Award of restricted Common Stocks under Section 10 of the Plan until the Award is paid, canceled, forfeited or terminated, as the case may be.

2.36        “SAR” is an Award that shall entitle the recipient to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, a payment equal to the excess of the Fair Market Value on the date of exercise over the Fair Market Value on the date of grant.

2.37        “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

2.38        “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.39        “Section 16 Insider” means a Participant who is subject to the reporting requirements of Section 16 as a result of the Participant’s position with the Company.

2.40        “Stock Award” means an Award granted pursuant to Section 10 in the form of shares of Common Stock or restricted shares of Common Stock.

2.41        “Stockholder Approval Date” means the date on which this Plan is approved by the requisite vote of the stockholders of the Company.

2.42        “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of 50% or more.

3.            ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to: (a) interpret the Plan; (b) establish any rules and regulations it deems necessary for the proper operation and administration of the Plan; (c) select persons to become Participants and receive Awards under the Plan; (d) determine the form of an Award, whether an Option, SAR, Stock Award, cash bonus, or other incentive award established by the Committee, the number of shares subject to the Award, all the terms, conditions, restrictions and limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice; (e) determine whether Awards should be granted singly, in combination or in tandem; (f) grant waivers of Plan terms, conditions, restrictions and limitations; (g) accelerate the vesting, exercise or payment of an Award or the performance period of an Award in the event of a Participant’s termination of employment or when that action or actions would be in the best interests of the Company, but only to the extent that such action would not violate the provisions of Section 409A of the Code; (h) establish such other types of Awards, besides those specifically enumerated in Section 2.3, which the Committee determines are consistent with the Plan’s purpose; and (i) take all other action it deems necessary or advisable for the proper operation or administration of the Plan. Subject to Section 20, the Committee also shall have the authority to grant Awards in replacement of Awards previously granted under the Plan or any other executive compensation plan of the Company or a Subsidiary. All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive on all persons, including the Company and Participants. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of the Company under conditions and limitations the Committee may establish; however, only the Committee may select, grant, and establish the terms of Awards to Section 16 Insiders, and only the Board shall have the authority to grant and establish the terms of awards under Section 23. Notwithstanding the foregoing, neither the Board, the Committee nor any of their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price, or cancel any Award with an exercise, base or purchase price in exchange for cash, property or other Award, without first obtaining the approval of the Company’s stockholders.

4.            ELIGIBILITY.

Any Employee, Outside Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 23.

5.            NUMBER OF SHARES AVAILABLE.

5.1          Share Limits. Subject to adjustment as provided in Section 16 of the Plan, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan (including incentive stock options) during its term shall not exceed 2,500,000 shares. The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Outside Director, together with any cash fees paid to such Outside Director during the Fiscal Year, shall not exceed a total value of $500,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). Any shares of Common Stock related to Awards that are settled in cash in lieu of Common Stock shall be available again for grant under the Plan. Similarly, subject to Section 20(c), any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the related shares or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available again for grant under the Plan. Any shares of Common Stock related to Awards that are cancelled on settlement of options or SARs in payment of the exercise price thereof and shares of Common Stock withheld to pay taxes shall not be available again for grant under the Plan. Finally, and notwithstanding the foregoing and subject to adjustment as provided in Section 16 of the Plan, the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan shall be increased by the number of shares of Common Stock with respect to which options or other awards were granted under the Company’s 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”) as of the record date for the meeting of stockholders to approve this Plan, but which thereafter terminate, expire unexercised or are settled for cash, forfeited or cancelled without the delivery of Common Stock under the terms of the 2008 Plan (but excluding shares of Common Stock cancelled on settlement of options or SARs in payment of the exercise price thereof or shares of Common Stock withheld to pay taxes); and any such shares shall again be available for grant as Awards under this Plan. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 16 hereof, no Participant may receive Options, SARs, Stock Awards or Restricted Share Units under the Plan during any one calendar year under the Plan that, taken together, relate to more than 750,000 shares of Common Stock. For purposes of this limitation, forfeited, canceled or stockholder approved repriced shares granted to a Participant in any given calendar year shall continue to be counted against the maximum number of shares that may be granted to that Participant in that calendar year. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares.

5.2          Minimum Vesting. With the exception of Performance-Based Awards, which are subject to a minimum one-year vesting period, effective for Awards issued on or after the Effective Date, no more than 5% of the total number of shares authorized for delivery under the Plan may be granted as SARs, Options, Stock Awards or Restricted Share Units which vest within one year after the date of grant. With respect to such Awards in excess of 5% of the

Shares authorized for delivery under the Plan, the vesting period must be a minimum of one year from the date of grant.

5.3          No Further Awards Under 2008 Plan. After the Stockholder Approval Date, no Awards may be granted under the 2008 Plan.

6.            EFFECTIVE DATE; TERM.

The Plan became effective upon adoption by the Board on March 29, 2018 (the “Effective Date”), subject to requisite approval by stockholders of the Company.

7.            PARTICIPATION.

The Committee shall select, from time to time, Participants from those Employees, Directors and Consultants who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is selected, the Committee shall determine the type or types of Awards to be made to the Participant and shall establish in the related Award Notices the terms, conditions, restrictions and limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

8.            STOCK OPTIONS.

8.1          Grants. Awards may be granted in the form of Options. Options may be Incentive Stock Options, other tax-qualified stock options, or Non-Qualified Stock Options, or a combination of any of those.

8.2          Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at the times determined by the Committee. The Committee also shall determine the performance or other conditions, if any, which must be satisfied before all or part of an Option may be exercised. The price at which Common Stock may be purchased upon exercise of a stock option shall be established by the Committee, but such price shall not be less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted in the case of Incentive Stock Options when the Employee to whom the option is to be granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries (a “Ten Percent Owner”), and in the case of all Options other than Incentive Stock Options, not less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted. Each Option shall expire not later than 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Owner, not later than 5 years) from its date of grant.

8.3          Restrictions Relating to Incentive Stock Options. Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Accordingly, Incentive Stock Options may only be granted to Employees who are employees of the Company or a Subsidiary, and the aggregate market value (determined at the time the option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of the Company or any of its Subsidiaries) shall not exceed $100,000 (or other limit required by the Code). Except with respect to Ten Percent Owners, each Incentive Stock Option shall expire not later than 10 years from its date of grant.

8.4          Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, establish other terms, conditions, restrictions and limitations, if any, on any Option, provided they are not inconsistent with the Plan.

8.5          Exercise. The Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Common Stock, or other property (including “cashless exercise” arrangements, so long as they do not in any way conflict with the requirements of applicable law), and the methods by which shares of Common Stock shall be delivered or deemed to be delivered by Participants.

9.            STOCK APPRECIATION RIGHTS.

9.1          Grants. Awards may be granted in the form of SARs. The SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related Option or at any time thereafter during the term of the Option. In the case of SARs granted in tandem with Options granted prior to the grant of the SARs, the appreciation in value is the difference between the option price of the related stock option and the Fair Market Value of the Common Stock on the date of exercise.

9.2          Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Option is exercisable, and the “exercise price” of that SAR (the base from which the value of the SAR is measured at its exercise) shall be the Exercise Price under the related Option. If a related Option is exercised as to some or all of the shares of Common Stock covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the Award, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by the exercise.

9.3          Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in the installments and at the times determined by the Committee. Freestanding SARs shall have a term specified by the Committee, in no event to exceed 10 years. The Exercise Price of a Freestanding SAR shall also be determined by the Committee; however, that price shall not be less than 100% of the Fair Market Value on the date of grant of the Freestanding SAR of the number of shares of Common Stock to which the Freestanding SAR relates. The Committee also shall determine the Performance Measures or other conditions, if any, that must be satisfied before all or part of a Freestanding SAR may be exercised.

9.4          Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of the affected SAR if at that time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of the SAR.

9.5          Additional Terms and Conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

10.          STOCK AWARDS AND RESTRICTED SHARE UNITS.

10.1        Grants. Awards may be granted in the form of Stock Awards and Restricted Share Units. Stock Awards and Restricted Share Units shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine. Stock Awards shall be made in actual shares of Common Stock.

10.2        Award Restrictions. Stock Awards and Restricted Share Units shall be subject to terms, conditions, restrictions, and limitations, if any, the Committee deems appropriate including, without limitation, restrictions on transferability and continued Employment of the Participant. The Committee also shall determine the Performance Measures or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Stock Awards and Restricted Share Unit Awards.

10.3        Rights as Stockholder. During the period in which any restricted shares of Common Stock are subject to restrictions imposed pursuant to Section 10.2, (i) the Participant to whom restricted shares have been awarded shall have no right with respect to such Common Stock to vote such shares during the restricted period or to receive dividends which are declared with respect to such Common Stock with a record date during the restricted period; (ii) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Notice with respect to such Common Stock; (iii) none of the Common Stock represented by the Award may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iv) except as otherwise determined by the Committee at or after grant, all of the shares of Common Stock subject to the Award shall be forfeited and all rights of the Participant to such Common Stock shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous Employment of the Company for the entire restricted period in relation to which such shares of Common Stock were granted and unless any other restrictive conditions relating to the restricted Share Award are met. Unless otherwise provided in the applicable Award Notice, any shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Common Stock subject to restricted Share Awards shall be subject to the same restrictions, terms and conditions as such restricted Share Award.

10.4        Evidence of Award. Subject to Section 10.5, any Stock Award granted under the Plan shall be evidenced by issuance of a stock certificate or certificates or, in the discretion of the Committee, through issuance of instructions to the Company’s transfer agent to issue the shares of Common Stock subject to the Award in book-entry (uncertificated) form on the books and records of the transfer agent through the Direct Registration System (“DRS”) or any successor system. Any Restricted Share Unit shall be evidenced by an Award Notice that sets forth any other terms, conditions, restrictions and limitations, if any, established by the Committee with respect to any Restricted Share Unit Award that are consistent with the terms of the Plan.

10.5        Delivery of Shares and Transfer Restrictions. Upon issuance of a certificate evidencing a restricted Share Award, such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Unless otherwise provided in the applicable Award Notice, the grantee shall have all rights of a stockholder with respect to the Restricted Shares Upon the issuance of a restricted Share Award in book entry form, the Company’s transfer agent shall be apprised of and shall duly note any restrictions such as those set forth above that are applicable to the restricted Share Award.

10.6        Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Notice relating to the restricted Share Award or in the Plan shall lapse as to the restricted shares of Common Stock subject thereto, and either: (i) a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be; or (ii) in the event the Share Award was evidenced in book entry form, the Company’s transfer agent shall be notified of the lapse and or termination of the restrictions and to remove all references thereto in its books and records.

10.7        Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a share of Common Stock. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Notice. Unless otherwise provided in the applicable Award Notice, a Participant shall receive dividend rights in respect of any vested Restricted Share Units at the time of any payment of dividends to stockholders on the Common Stock. The amount of any such dividend right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of shares of Common Stock equal to the number of vested Restricted Share Units then credited to the Participant. Other than pursuant to Section 15 (but no transfers for consideration shall be permitted), Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous Employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

11.          PLAN CASH BONUSES.

While cash bonuses may be granted at any time outside this Plan, cash awards may also be granted in addition to other Awards granted under the Plan and in addition to cash awards made outside of the Plan. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom cash bonuses under the Plan shall be granted and the amount, terms and conditions of those cash bonuses. Notwithstanding anything to the contrary in this Plan, no Covered Employee shall be eligible to receive a cash bonus granted under the Plan in excess of the Cash Maximum in any fiscal year; no cash bonus shall be granted pursuant to this Plan to any Covered Employee unless the cash bonus constitutes a Performance-Based Award, and no cash bonus awarded pursuant to the Plan shall be paid later than 2 1/2 months after the end of the calendar year in which such bonus was earned.

12.          PERFORMANCE GOALS FOR CERTAIN AWARDS.

12.1        Performance-Based Awards. When granting any Award, the Committee may designate the Award as a Performance-Based Award. If an Award is so designated, the Committee shall establish performance goals for the Award based on one or more of the following Performance Measures, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Company or a Subsidiary:

(1)	return on capital, equity, or assets (including economic value created),

(2)	productivity or operating efficiencies,

(3)	cost improvements,

(4)	cash flow,

(5)	sales revenue growth,

(6)	net income, earnings per share, or earnings from operations,

(7)	quality,

(8)	customer satisfaction,

(9)	comparable store sales,

(10)	stock price or total stockholder return,

(11)	EBITDA or EBITDAR,

(12)	after tax operating income,

(13)	book value per Share,

(14)	debt reduction,

(15)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions, retention or divestitures, or

(16)	any combination of the foregoing.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Common Stock outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 12.1 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acquisitions or divestitures, (vi) extraordinary, unusual or infrequently occurring items as described in the Company’s financial statements or notes thereto appearing in the Company’s Annual Report on Form 10-K, and/or in management’s discussion and analysis of financial condition and results of operations appearing in such Annual Report, and (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof. Measurement of the Company’s performance against the goals established by the Committee shall be objectively determinable, and to the extent goals are expressed in standard accounting terms, performance shall be measured according to generally accepted accounting principles as in existence on the date on which the performance goals are established and without regard to any changes in those principles after that date.

12.2        Performance Goal Conditions. Each Performance-Based Award (other than an Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Performance Measures, together with the satisfaction of any other conditions, such as continued Employment, the Committee may determine to be appropriate; however, (i) the Committee may provide, either in connection with the grant of an Award or by later amendment, that achievement of the performance goals will be waived upon the death or Disability of the Participant, and (ii) the provisions of Section 22 shall apply notwithstanding this sentence.

12.3        Certification of Goal Achievement. Any payment of a Performance-Based Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 12.2, no Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Performance-Based Award, in any manner to waive the achievement of the applicable performance goal based on Performance Measures or to increase the amount payable under, or the value of, the Award.

13.          PAYMENT OF AWARDS.

At the discretion of the Committee, payment of Awards may be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property the Committee shall determine. In addition, payment of Awards may include terms, conditions, restrictions and limitations, if any, the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions.

14.          TERMINATION OF EMPLOYMENT.

The terms in this Section 14 describe a Participant’s rights upon termination of Employment with respect to Awards granted under the Plan, provided, however, that the terms provided in a Participant’s Award Notice may supplement or modify the results of termination of Employment under this Section 14 and, provided further, in the event of a Change in Control, the Participant’s rights under an Award will be determined in accordance with Section 22.

14.1        Options. The portion of an Option that has become vested under the terms of an Award Notice or this Plan following termination of Employment, based on the conditions for such termination, shall be exercisable for the period described in this Section 14.1. Upon the expiration of such right to exercise the Option, the unexercised portion of the Option will be forfeited.

a.	Death and Disability. If the Participant’s Employment is terminated due to death or Disability, the Option shall become fully vested. The right to exercise the Option will expire one year after death or Disability or, if sooner ten years after the Option was granted.

b.	Termination for Cause. If the Participant’s employment is terminated for Cause, the Participant shall immediately forfeit the unexercised portion of the Option, whether vested or unvested.

c.	Other Termination of Employment. If the Participant’s Employment is terminated for any reason not described above in this Section 14.1, the Participant shall immediately forfeit any portion of the Option that is unvested as of the date of termination of Employment. The right to exercise the vested portion of the Option will expire 90 days following such termination of Employment or, if sooner ten years after the Grant Date.

14.2        Other Awards. Awards of Performance-Based Awards, Restricted Share Units, SARs, and Stock Awards that have not become vested under the terms of an Award Notice or this Plan will be forfeited upon the termination of the Participant’s Employment, except as described in this Section 14.2.

a.	Time Vested Awards. With respect to Awards that condition vesting solely with respect to continued employment, upon termination of Employment that is due to death or Disability, the Participant’s rights under an Award that shall become fully vested.

b.	Performance Vested Awards. With respect to Awards that condition vesting upon achievement of performance measures, which may be stated in the Award Notice, upon termination of Employment that is due to death or Disability, the Participant’s rights under an Award that shall become fully vested with respect to the portion of the Award that is earned by achievement of such performance measures on or prior to the date of death or Disability.

15.          NO ASSIGNMENT.

No Awards (other than unrestricted Stock Awards) or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance; however, the Committee may (but need not) permit other transfers where the Committee concludes that transferability (i) does not result in accelerated taxation, (ii) does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Awards. During the lifetime of the Participant no Award shall be payable to or exercisable by anyone other than the Participant to whom it was granted, other than (a) the duly appointed conservator or other lawfully designated representative of the Participant in the case of a permanent Disability involving a mental incapacity or (b) the transferee in the case of an Award transferred in accordance with the preceding sentence.

16.          CAPITAL ADJUSTMENTS.

The number and price of shares of Common Stock covered by each Award and Outside Director Award and the total number of shares of Common Stock that may be awarded under the Plan shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of the Common Stock or any recapitalization of the Company. In the event of any merger, consolidation, reorganization, liquidation or dissolution of the Company, or any exchange of shares involving the Common Stock, any Award or Outside Director Award granted under the Plan shall automatically be deemed to pertain to the securities and other property to which a holder of the number of shares of Common Stock covered by the Award or Outside Director Award would have been entitled to receive in connection with any such event. The Committee shall have the sole discretion to make all interpretations and determinations required under this section to the extent it deems equitable and appropriate. It is the intent of any such adjustment that the value of the Awards or Outside Director Awards held by the Participants or Outside Directors, as the case may be, immediately following the change is the same as that value immediately prior to the change.

17.          WITHHOLDING TAXES.

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligations) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event, the Company may elect in its discretion, and Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by withholding or having the Company withhold shares of Common Stock having a Fair Market Value that is equal to the withholding. The Company shall determine the amount of the tax withholding in an amount that is not in excess of the maximum applicable tax rate.

18.          REGULATORY APPROVALS AND LISTINGS.

Notwithstanding anything contained in the Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of shares of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of the shares to quotation or listing on the automated quotation system or stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of the shares under any State or Federal law or ruling of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable.

19.          PLAN AMENDMENT.

Except as provided in Section 22, the Board or the Committee may, at any time and from time to time, suspend, amend, modify, or terminate the Plan without stockholder approval; however, if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) result in repricing stock options or SARs or otherwise increase the benefits accruing to Participants or Outside Directors, (ii) increase the number of shares of Common Stock issuable under the Plan, or (iii) modify the requirements for eligibility, then that amendment shall be subject to stockholder approval; and, the Board or Committee may condition any amendment or modification on the approval of stockholders of the Company if that approval is necessary or deemed advisable to (i) permit Awards to be exempt from liability under Section 16(b), (ii) to comply with the listing or other requirements of an automated quotation system or stock exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

20.          AWARD AMENDMENTS.

Except as provided in Section 22, the Committee may amend, modify or terminate any outstanding Award or Outside Director Award without approval of the Participant or Outside Director, as applicable; however:

a.	subject to the terms of the applicable Award Notice, an amendment, modification or termination shall not, without the Participant’s or Outside Director’s consent, as applicable, reduce or diminish the value of the Award or Outside Director Award determined as if the Award or Outside Director Award had been exercised, vested, cashed in (at the spread value in the case of stock options or SARs) or otherwise settled on the date of that amendment or termination;

b.	the original term of any stock option or SAR may not be extended without the prior approval of the stockholders of the Company;

c.	except as otherwise provided in Section 16 of the Plan, the exercise price of any outstanding stock option or SAR may not be reduced, directly or indirectly, and outstanding stock options or SARs may not be cancelled in exchange for cash or replaced by other awards or stock options or SARs with an exercise price that is less than the exercise price of the cancelled stock options or SARs, without the prior approval of the stockholders of the Company; and

d.	no termination, amendment, or modification of the Plan shall adversely affect any Award or Outside Director Awards previously granted under the Plan, without the written consent of the affected Participant or Outside Director.

21.          GOVERNING LAW.

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable Federal law.

22.          CHANGE IN CONTROL.

Subject to the limitations set forth in this Section 22, in the event (i) a Participant has a Qualifying Termination within one year following a Change in Control of the Company, or (ii) a Change in Control occurs in which outstanding Awards are not assumed or honored by the successor entity or corporation or replaced with an Alternative Award (as defined below), the following provisions shall apply to any Award which has not previously terminated or expired:

a.	any SAR and any Option or Outside Director Award awarded under this Plan that is not previously vested and exercisable shall become fully vested and exercisable;

b.	the restrictions applicable to any Award which are not already vested under the Plan shall lapse, and those existing shares and awards shall be deemed fully vested;

c.

unless otherwise determined by the Board or by the Committee in its sole discretion prior to any Change in Control, the value of all vested outstanding Options, SARs, Outside Director Awards and other Awards, shall be cashed out on the basis of the Change in Control Price as of the date the

Change in Control is determined to have occurred (or other date determined by the Board or Committee prior to the Change in Control); and

d.	the Board or the Committee may impose additional conditions on the acceleration or valuation of any Award in any applicable Award Notice.

To qualify as an “Alternative Award,” the Committee must determine that the existing Awards are to be assumed, honored or new rights substituted by the successor corporation or entity and further must:

a.	be based on shares of common stock that are traded on an established U.S. securities market or another public market;

b.	provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule, identical or better timing and methods of payment and identical or better performance criteria for those awards that are performance based;

c.	have substantially equivalent economic value to such Award;

d.	contain terms and conditions which provide that in the event that the Participant’s employment is terminated for death or Disability or is terminated without Cause within one year following a Change of Control, any conditions on the Participant’s rights under, or any restrictions on transfer, vesting or exercisability applicable to, each such Award shall lapse; and

e.	be on terms and conditions that do not result in adverse tax consequences to the Participant under Section 409A of the Code.

23.          AWARDS TO OUTSIDE DIRECTORS.

23.1        The independent members of the Board may provide that all or a portion of an Outside Director’s annual retainer, meeting fees and/or other awards or compensation as determined by such independent members of the Board, be payable (either automatically or at the election of an Outside Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

23.2        The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 8, 9 and 10 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the independent members of the Board.

24.          NO RIGHT TO EMPLOYMENT OR PARTICIPATION.

The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Notice or other document evidencing such Award. Participation in the Plan shall not give any Participant any right to remain in the employ, or to serve as a director, of the Company or any Subsidiary or Affiliate of the Company or, in the case of employment with a Subsidiary or Affiliate, the Subsidiary or Affiliate reserves the right to terminate the employment of any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

25.          NO RIGHT, TITLE OR INTEREST IN COMPANY ASSETS.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in the Participant’s name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under Section 10.3 hereof. To the extent any person acquires a right to receive payments from the Company under the Plan, those rights shall be no greater than the rights of an unsecured creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or to make payments in lieu of, or with respect to, Plan awards. However, unless the Committee determines otherwise with the express consent of the affected Participant, the existence of any such trusts or other arrangements is consistent with this “unfunded” status of the Plan.

26.          DIVIDENDS.

No dividends or dividend equivalents shall be paid to Participants with respect to any unvested Awards until such Awards vest. Notwithstanding the foregoing, dividends may be accrued and paid only at such time, if any, as such unvested Awards become vested.

27.          SECURITIES LAWS.

With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

28.          REQUIRED WRITTEN REPRESENTATIONS.

The Committee may require each person purchasing shares pursuant to a stock option or other award under the Plan to represent to and agree with the Company in writing that the optionee or Participant is acquiring any shares of Common Stock without a view to their distribution. The certificates for shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to stop transfer orders and other restrictions the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates to make appropriate reference to the applicable restrictions. Each Participant is responsible for fully complying with all applicable state and federal securities laws and rules and the Company assumes no responsibility for compliance with any such laws or rules pertaining to a Participant’s resale of any shares of Common Stock acquired pursuant to this Plan.

29.          NON-EXCLUSIVE ARRANGEMENT.

Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if required; and those arrangements may be either generally applicable or applicable only in specific cases.

30.          LIMITS ON LIABILITY AND INDEMNIFICATION.

The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made under the Plan in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to all other rights of indemnification they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party because of any action taken or failure to act under or in connection with the Plan or any Award granted under it, and against all amounts paid by them in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid to them in satisfaction of a judgment in that action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for negligence or misconduct in the performance of his or her duties. Within 60 days after institution of any action, suit or proceeding covered by this Section 30, the Committee member must inform the Company in writing of the claim and offer the Company the opportunity, at its own expense, to handle and defend the matter.

APPENDIX B

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

(Amounts in thousands)

(Unaudited)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”):

	For the Year Ended December 31,
	2017	2016
Net income (loss) attributable to Amedisys, Inc.	$30,301	$37,261
Add:
Income tax expense	50,118	23,935
Interest expense, net	4,873	5,089
Depreciation and amortization	17,123	19,678
Certain items (1)	61,429	24,559
Interest component of certain items (1)	(263)	(625)
Tax component of certain items (1)	(21,424)	—

Adjusted EBITDA (2) (6)	$142,157	$109,897

Adjusted Net Service Revenue Reconciliation:

	For the Year Ended December 31,
	2017	2016
Net service revenue	$1,533,680	$1,437,454
Add:
Certain items (1)	6,506	(201)

Adjusted net service revenue (3) (6)	$1,540,186	$1,437,253

Adjusted Net Income Attributable to Amedisys, Inc. Reconciliation:

	For the Year Ended December 31,
	2017	2016
Net income (loss) attributable to Amedisys, Inc.	$30,301	$37,261
Add:
Certain items (1)	45,627	14,923

Adjusted net income attributable to Amedisys, Inc. (4) (6)	$75,928	$52,184

Adjusted Net Income Attributable to Amedisys, Inc. per Diluted Share:

	For the Year Ended December 31,
	2017	2016
Net income (loss) attributable to Amedisys, Inc. common stockholders per diluted share	$0.88	$1.10
Add:
Certain items (1)	1.33	0.44

Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share (5) (6)	$2.21	$1.55

(1)	The following details the certain items for the years ended December 31, 2017 and 2016:

Certain Items:

For the Year Ended December 31, 2017
(Income) Expense
Certain Items Impacting Net Service Revenue:
Florida ZPIC audit	$6,506
Certain Items Impacting Operating Expenses:
Acquisition costs	1,025
Legal fees - non-routine	1,768
Securities Class Action Lawsuit settlement, net	28,712
Restructuring activity	2,318
Data center relocation	940
Asset impairment	1,323
Certain Items Impacting Total Other Income (Expense):
Legal settlements	(2,014)
Miscellaneous, other (income) expense, net	(573)
Certain Items Impacting Income Tax Expense:
Remeasurement of deferred tax assets and liabilities	21,424

Total	$61,429

Net of tax	$45,627

Diluted EPS	$1.33

For the Year Ended December 31, 2016
(Income) Expense
Certain Items Impacting Net Service Revenue:
Reduction of cost report reserve	$(1,149)
Third party audit reserve	948
Certain Items Impacting Operating Expenses:
HCHB implementation	8,371
Acquisition costs	3,384
Legal fees - non-routine	1,992
Frontier litigation	2,979
Wage and Hour litigation	282
Asset impairment	4,432
Restructuring activity	7,645
Sales/use tax audit reserve	460

For the Year Ended December 31, 2016
(Income) Expense
Disaster relief	467
Certain Items Impacting Total Other Income (Expense):
Sales/use tax audit reserve	625
Legal settlements	(2,328)
Miscellaneous, other (income) expense, net	(3,549)

Total	$24,559

Net of tax	$14,923

Diluted EPS	$0.44

(2)	Adjusted EBITDA is defined as net income (loss) attributable to Amedisys, Inc. before provision for income taxes, net interest expense and depreciation and amortization, excluding certain items as described in footnote 1.
(3)	Adjusted net service revenue is defined as net service revenue plus certain items as described in footnote 1.
(4)	Adjusted net income attributable to Amedisys, Inc. is defined as net income (loss) attributable to Amedisys, Inc. calculated in accordance with GAAP excluding certain items as described in footnote 1.
(5)	Adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share is defined as diluted income (loss) per share calculated in accordance with GAAP excluding the earnings per share effect of certain items as described in footnote 1.
(6)	Adjusted EBITDA, adjusted net service revenue, adjusted net income attributable to Amedisys, Inc. and adjusted net income attributable to Amedisys, Inc. common stockholders per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes or other measure calculated in accordance with GAAP. These calculations may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate these non-GAAP financial measures in the same manner.

A reconciliation of non-GAAP financial measures with respect to financial results for the year ended December 31, 2015 is included in the Company’s Current Report on Form 8-K filed with the SEC on February 28, 2017.

AMEDISYS, INC. 3854 AMERICAN WAY, SUITE A BATON ROUGE, LA 70816

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐
A F	Linda J. Hall, PhD B Julie D. Klapstein C Paul B. Kusserow D Richard A. Lechleiter E Jake L. Netterville Bruce D. Perkins G Jeffrey A. Rideout, MD H Donald A. Washburn I Nathaniel M. Zilkha
The Board of Directors recommends you vote FOR proposals 2 THROUGH 5.						For	Against	Abstain
2	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.					☐	☐	☐
3	To re-approve the material terms of the performance goals under the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan for Internal Revenue Code Section 162(m) purposes.					☐	☐	☐
4	To approve the Amedisys, Inc. 2018 Omnibus Incentive Compensation Plan.					☐	☐	☐
5	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as set forth in the Company’s 2018 Proxy Statement (“Say on Pay” Vote).					☐	☐	☐
NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN FOR INTERNAL REVENUE CODE SECTION 162(m) PURPOSES, FOR THE APPROVAL OF THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN, FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”), AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

AMEDISYS, INC.

Annual Meeting of Stockholders

June 6, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY

WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints Paul B. Kusserow and Scott G. Ginn the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys executive office, 209 10th Ave. S., Suite 512, Nashville, Tennessee 37203, on June 6, 2018 at 1:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.